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EXHIBIT 99.4

ASSET PURCHASE AGREEMENT
DATED AS OF MARCH 27, 2001
BY AND AMONG
SPECIAL DEVICES, INCORPORATED,
PS/EMC WEST, LLC
AND
PACIFIC SCIENTIFIC CORPORATION
(SOLELY WITH RESPECT TO SECTION 7.2 HEREOF)

TABLE OF CONTENTS
TO
SELLER DISCLOSURE SCHEDULE
LIST OF SECTIONS

Section 1.1	Officer and Employee List
Section 1.2	Permitted Liens
Section 2.1(a)	Transferred Equipment
Section 2.1(b)	Transferred Inventory
Section 2.1(c)	Assumed Contracts
Section 2.1(d)	Transferred Accounts Receivable
Section 2.1(h)	Transferred Intellectual Property Rights
Section 2.1(i)	Transferred Government Permits
Section 2.2(g)	Excluded Intellectual Property
Section 3.5(a)	Government Consents and Approvals
Section 3.5(b)	Defaults
Section 3.5(c)	Existing Defaults
Section 3.6	Litigation
Section 3.7	Compliance with Applicable Law
Section 3.8(a)	Obligations Under Business Benefit Plans
Section 3.8(c)	OSHA Compliance; Union Activities
Section 3.8(d)	Business Employees
Section 3.9(b)	Existing Tax Defaults
Section 3.9(c)	Tax Proceedings and Investigations
Section 3.10(b)	Intellectual Property Rights
Section 3.10(c)	Present Business Intellectual Property Rights Granted
Section 3.10(d)	Claims Regarding Intellectual Property
Section 3.11.	Disclosure Under Government Contracts
Section 3.11(m).	Audits with Respect to Government Contracts
Section 3.11(n).	Settlement Agreements with Respect to Government Contracts
Section 3.13(a)	Material Contracts
Section 3.13(d)	Agreements with Affiliates
Section 3.13(e)	Proposals
Section 3.15	Insurance
Section 3.17	Product Liability
Section 3.18	Changes Since December 31, 2000
Section 3.20	Customer List
Section 3.21	Leases and Other Agreements
Section 3.22(a)	Environmental Matters
Section 3.22(b)	Hazardous Materials Activities
Section 3.22(c)	Environmental Permits
Section 3.27	Nonproprietary Rights; Shared Assets
Section 3.28	Sole Source Suppliers
Section 5.1	Non-Ordinary Course Activities
Section 5.2	Retained Employees

BUYER SCHEDULES

Schedule 2.9	Price Allocation Methodology
Schedule 4.3	Required Consents
Schedule 6.3	Consents to Assumed Contracts
Schedule A	Certain Employees
Schedule B	Post-Closing Employment Offers

v

LIST OF EXHIBITS

Exhibit A—License Agreement

Exhibit B—Transition Agreement

Exhibit C—Intentionally Omitted

Exhibit D—Intentionally Omitted

Exhibit E—Transitional Trademark License Agreement

Appendix A—Diligence Materials

ASSET PURCHASE AGREEMENT

    THIS ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of March 27, 2001, by and among SPECIAL DEVICES, INCORPORATED, a Delaware corporation (the "Seller"), PS/EMC WEST, LLC, a Delaware limited liability company ("Buyer"), and, solely with respect to Section 7.2, PACIFIC SCIENTIFIC CORPORATION, a Delaware corporation ("Parent").

RECITALS

    WHEREAS, Seller is engaged, among other things, in the design, manufacture and sale of precision-engineered pyrotechnic components and subsystems for use in aerospace applications (the "Aerospace Business"); and

    WHEREAS, Seller desires to sell to Buyer all or substantially all of the assets used in the Aerospace Business and Buyer desires to purchase all or substantially all of the assets used in the Aerospace Business, and in connection therewith, Buyer has agreed to assume certain specified liabilities of Seller relating to the Aerospace Business, all on the terms set forth herein.

AGREEMENT

    NOW THEREFORE in consideration of the premises and the representations, warranties, covenants and agreements herein contained and intending to be legally bound hereby, Seller and Buyer hereby agree as follows:

ARTICLE 1

DEFINITIONS

    SECTION 1.1. Certain Definitions.

  (a)
  The following terms, as used herein, have the following meanings:

    "Affiliate" means a Person that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with the first-mentioned Person.

    "Business Day" means any day that is not a Saturday, Sunday or day on which the banks in Los Angeles, California are required or permitted to be closed.

    "Closing Net Assets" means, as of the Closing Date, the amount by which (a) the total assets (excluding cash) of the Aerospace Business (determined without giving effect to any depreciation expense arising with respect to such assets since December 24, 2000) are greater than (b) the total current liabilities (excluding short-term debt and the current portion of long-term debt) of the Aerospace Business, in each case as determined in accordance with GAAP (except as footnoted) using practices and procedures consistent with the preparation of the Financial Statements. If the amount referred to in clause (b) of the preceding sentence of this paragraph shall be greater than the amount referred to in clause (a) of such sentence, the amount of Closing Net Assets shall be a negative number.

    "Code" means the Internal Revenue Code of 1986, as amended.

    "Contracts" means all contracts, agreements, options, leases, licenses, sublicenses, sales and purchase orders, bids, quotes, proposals, commitments and other instruments, of any kind, whether written or oral.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "FTC" means the Federal Trade Commission of the United States.

    "GAAP" means generally accepted accounting principles in the United States as in effect from time to time and applied consistently throughout the periods involved.

    "Hazardous Materials" means each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as hazardous or toxic under any Environmental Law or the Release of which is prohibited under any Environmental Law. Without limiting the generality of the foregoing, the term will include (i) "hazardous substances" as defined in CERCLA, (ii) "extremely hazardous substances" as defined in Title III of the United States Superfund Amendments and Reauthorization Act, as amended, and regulations promulgated thereunder, (iii) "hazardous waste" as defined in RCRA, (iv) "hazardous materials" as defined in each of (A) the United States Hazardous Materials Transportation Act, as amended, and regulations promulgated thereunder, (B) the California Health and Safety Code, as amended, and regulations promulgated thereunder, and (C) the Uniform Fire Code of 1997, as amended, and (v) "chemical substance or mixture" as defined in the United States Toxic Substances Control Act, as amended, and regulations promulgated thereunder.

    "Hazardous Material Activity" means any activity, event, or occurrence involving a Hazardous Material, including, without limitation, the manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation, handling of or corrective or response action to any Hazardous Material.

    "Indebtedness" of any Person means all obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (d) under capital leases, (e) for security deposits, (f) under letters of credit, and (g) in the nature of guarantees of the obligations described in clauses (a) through (f) above of any other Person.

    "Intellectual Property Rights" means any and all of the following which is owned by, licensed by, licensed to, or used, or held for use by, Seller, including, but not limited to: (i) all registered and unregistered trademarks, trade dress, service marks, logos, trade names, corporate names and all applications to register the same (the "Trademarks"); (ii) all issued U.S. and foreign patents and pending patent applications, patent disclosures and improvements thereto (the "Patents"); (iii) all registered and unregistered copyrights and all applications to register the same (the "Copyrights"); (iv) all computer software and databases owned or used (excluding software and databases commercially available from multiple sources licensed to Seller under standard, non-exclusive software licenses granted to end-user customers by third parties in the ordinary course of such third parties' business) by Seller or under development for Seller by third parties (the "Software"); (v) all licenses, sublicenses and agreements pursuant to which Seller has acquired rights in or to any of the Trademarks, Patents, Copyrights, Software or Proprietary Rights (excluding software and databases licensed to Seller under standard, non-exclusive software licenses granted to end-user customers by third parties in the ordinary course of such third parties' business) ("Licenses-In"); (vi) all licenses, sublicenses and agreements pursuant to which Seller has licensed or transferred any rights to any of the Trademarks, Patents, Copyrights, Software or Proprietary Rights ("Licenses-Out"); (vii) all Proprietary Rights; and (viii) all Internet Domain Names (including in each case of (i) through (viii) above, all copies and embodiments thereof, in electronic, written or other media). As used herein, the term "Proprietary Rights" means all categories of trade secrets, know-how, inventions, invention disclosures (whether or not patentable and whether or not reduced to practice), processes, procedures, drawings, specifications, designs, ingredient lists, formulae, plans, proposals, technical data, copyrightable works, financial, marketing, customer and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information and other confidential and proprietary information.

    "Knowledge" means, with respect to any matter in question, the actual knowledge of any officer or employee of Seller listed on Section 1.1 of the Seller Disclosure Schedule, except as limited therein.

    "Liabilities" means, without limitation, any Indebtedness, assessment, cause of action, complaint or suit, or any inquiry, proceeding or investigation, guaranty, claim, loss, damage, deficiency, cost, expense, responsibility, obligation, and/or other direct or indirect liabilities of a Person (whether absolute, accrued, contingent, secured or unsecured, fixed or otherwise, known or unknown, whether due or to become due).

    "License Agreement" means the Intellectual Property License Agreement attached hereto as Exhibit A.

    "Permitted Liens" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced:

    (a)  liens for taxes, assessments and governmental charges or levies not yet due and payable for which adequate reserves are maintained on the Financial Statements;

    (b)  liens imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings (and for which adequate reserves are maintained on the Financial Statements;

    (c)  pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations, as listed on Section 1.2 of the Seller Disclosure Schedule; and

    (d)  deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business consistent with past practice, as listed on Section 1.2 of the Seller Disclosure Schedule.

    "Person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity.

    "Reference Net Assets" means $12,336,000.

    "Related Documents" means, collectively, the Transition Agreement, License Agreement, Transitional Trademark License Agreement, all conveyance documents and agreements, and any other documents or agreements between or among the parties to this Agreement delivered at the Closing pursuant to Section 2.6(d), or contemplated to be delivered hereunder, including all other documents delivered or to be delivered in connection with the Closing pursuant to Article 6.

    "RCRA" means the United States Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended, and regulations promulgated thereunder.

    "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, discarding, burying, abandoning or disposing into the environment.

    "Transition Agreement" means a Transition Services Agreement, in substantially the form of Exhibit B hereto, among Seller and Buyer, dated as of the date hereof.

    "Transitional Trademark License Agreement" means the Transitional Trademark License Agreement in substantially the form of Exhibit E hereto, between Seller and Buyer.

    "WARN Act" means the Worker Adjustment Retraining and Notification Act of 1988.

ARTICLE 2

TRANSFER OF ASSETS

    2.1.  Transfer of Assets by Seller. Upon the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties and agreements herein set forth, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer at the Closing, free and clear of all Liens, other than Permitted Liens, all of Seller's right, title and interest in and to all of the following assets (which shall be collectively referred to herein as the "Transferred Assets") (in each case except to the extent constituting Excluded Assets):

    (a)  all machinery, equipment, furniture, tools, tooling, office equipment, computer equipment (including all hardware and software), communications equipment, vehicles, storage tanks, spare and replacement parts, fuel and other tangible property (and interests in any of the foregoing) of Seller used in the Aerospace Business and identified in Section 2.1(a) of the Seller Disclosure Schedule (collectively, the "Equipment);

    (b)  all items of inventory relating to the Aerospace Business, notwithstanding how classified in the financial records of Seller (including, but not limited to, all supplies, containers, packaging materials, raw materials, work-in-process, finished goods and samples), including, but not limited to, those items identified in Section 2.1(b) of the Seller Disclosure Schedule (collectively, the "Inventory");

    (c)  all Contracts (including Government Contracts) of Seller in effect on the Closing Date and relating primarily to the Aerospace Business, including all bids, proposals and quotes (including Government Bids) of Seller relating primarily to the Aerospace Business in process or submitted prior to the Closing Date, including, but not limited to, the Contracts identified in Section 2.1(c) of the Seller Disclosure Schedule (collectively, the "Assumed Contracts"), provided, however, that in the event that all product delivery requirements under any Contract that is listed as an Assumed Contract have been fully performed prior to the Closing Date, such Contract shall not be included as an "Assumed Contract";

    (d)  all accounts and accounts receivable (whether billed or unbilled) and notes receivable of Seller relating to, or arising in respect of, the Aerospace Business and the Assumed Contracts (including unbilled amounts for contracts in progress and progress payments) identified in Section 2.1(d) of the Seller Disclosure Schedule, together with any unpaid interest or fees accrued thereon or other amounts due with respect thereto, and any security or collateral therefor, including, without limitation, recoverable advances and deposits and current, past reserved or unreserved accounts receivable, accounts receivable from Seller or any subsidiary, division or Affiliate, and receivables from any employee, officer or director (collectively, the "Receivables");

    (e)  all prepaid charges and expenses of Seller relating exclusively to the Aerospace Business, including, but not limited to, any such charges and expenses with respect to leases and rentals;

    (f)  all rights of Seller to insurance proceeds with respect to claims for damages to the Transferred Assets, unless such proceeds reimburse Seller for the repair or restoration of such Transferred Assets completed prior to the Closing Date;

    (g)  all of Seller's rights, claims, credits, causes of action or rights of set-off or contribution against third parties relating to the Transferred Assets (other than those relating to Excluded Liabilities), whether liquidated or unliquidated, fixed or contingent, known or unknown, including, but not limited to, claims pursuant to all warranties, representations and guarantees made by suppliers, manufacturers, contractors and other third parties in connection with products or services purchased by or furnished to Seller for use in the Aerospace Business or affecting any of the Transferred Assets;

    (h)  all Intellectual Property Rights owned, licensed or held for use by Seller primarily in the Aerospace Business, including, but not limited to the Intellectual Property Rights identified in Section 2.1(h) of the Seller Disclosure Schedule, but excluding the Intellectual Property Rights identified in Section 2.2(g) of the Seller Disclosure Schedule (collectively, the "Business Intellectual Property Rights");

    (i)  subject to Section 2.5 and Section 5.11, to the extent transferable by Seller, all franchises, licenses, permits or other authorizations issued or granted by any Governmental Authority relating exclusively to the Aerospace Business that are owned by, granted to, or held or used by, Seller and identified in Section 2.1(i) of the Seller Disclosure Schedule;

    (j)  to the extent available and subject to the receipt of any third party consent required for the transfer thereof, all books, records, files and papers relating exclusively to the Aerospace Business and all financial, employment and payroll information and records relating to the Business Employees (other than the Retained Employees), whether in hard copy or computer format, including invoices, engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers and customers, and documentation developed or used for accounting, marketing, engineering, manufacturing or any other purpose related exclusively to the conduct of the Aerospace Business at any time prior to the Closing or under any Assumed Contract ("Books and Records");

    (k)  all lists of present customers, suppliers and sales representatives of the Aerospace Business;

    (l)  all goodwill associated exclusively with the Transferred Assets; and

    (m)  to the extent not covered by the foregoing, all assets of any kind (whether tangible or intangible) shown on the Closing Balance Sheet.

    2.2.  Excluded Assets. Notwithstanding anything herein to the contrary, Seller will retain and not transfer, convey, assign or deliver to Buyer, and neither Buyer nor any of Buyer's Affiliates will acquire any right, title or interest in or to any of the following assets (collectively, the "Excluded Assets"):

    (a)  Contracts that are not Assumed Contracts;

    (b)  all cash and cash equivalents in respect of the Aerospace Business on hand on the Closing Date;

    (c)  all life insurance policies covering officers and other employees of Seller and all other insurance policies relating to the operation of the Aerospace Business;

    (d)  all assets owned or held by or under any Business Benefit Arrangements and Business Benefit Plans, including assets held in trust or insurance contracts for the benefit of Business Benefit Arrangements and Business Benefit Plan participants or beneficiaries;

    (e)  all refunds or credits, if any, of Taxes due to or from Seller by reason of its ownership of the Transferred Assets or operation of the Aerospace Business to the extent attributable to any time or period ending at or prior to the Closing Date;

    (f)  all rights (including indemnification) and claims and recoveries under litigation of Seller against third parties, arising out of or relating to events prior to the Closing Date (other than rights, claims and recoveries conveyed by Seller, and acquired by Buyer, pursuant to Section 2.1(g));

    (g)  the trade names "Special Devices" and "SDI" and any derivations of such names (including "SDI Aerospace", but subject to the license granted under Section 5.5 and the Transitional Trademark License Agreement) and the Intellectual Property Rights set forth in Section 2.2(g) of the Seller Disclosure Schedule, in each case, together with all related goodwill; and

    (h)  Seller's rights under this Agreement.

    2.3.  Assumption of Liabilities. Upon the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties and agreements herein set forth, Buyer agrees, effective at the time of Closing, to assume all of the following Liabilities with respect to the Aerospace Business and the Transferred Assets (collectively, the "Assumed Liabilities"):

    (a)  all obligations of Seller with respect to accounts payable of the Aerospace Business reflected in the Closing Balance Sheet ("Accounts Payable");

    (b)  all Liabilities of Seller under the Assumed Contracts to the extent accrued on the Closing Balance Sheet or arising from the conduct of Buyer after the Closing Date;

    (c)  all obligations of Seller with respect to accrued expenses of the Aerospace Business reflected in the Closing Balance Sheet or relating to the list delivered pursuant to Section 3.8(b) ("Accrued Expenses");

    (d)  all obligations of Seller with respect to product warranties related to the Assumed Contracts, including, without limitation, with respect to replacement of, or refund for, damaged, defective or returned goods (the "Product Warranties") and claims of product liability ("Product Liability Claims") existing on the Closing Date (to the extent reflected in the Financial Statements) or arising after the Closing Date (collectively, the "Assumed Warranties");

    (e)  all obligations of Seller with respect to the Business Employees (other than the Retained Employees) in accordance with Section 5.2, including, without limitation, compensation, benefit, severance and workers compensation claims, existing on or arising after the Closing Date or resulting from the consummation of the transactions contemplated hereby (other than with respect to (i) any sale bonus payment obligations of Seller resulting from the consummation of the transactions contemplated hereby and (ii) any Excluded Liability described in Section 2.4(a));

    (f)  all Liabilities with respect to the Aerospace Business (other than Excluded Liabilities) to the extent resulting from operation of the Aerospace Business by Buyer on or after the Closing Date; and

    (g)  all obligations of Seller to ship product based on product backlog as of the Closing Date (other than any fee, penalty or other claim arising from Seller's breach of any such obligation arising prior to the Closing Date).

    2.4.  Excluded Liabilities. Buyer does not assume, agree to perform or discharge, indemnify Seller against, or otherwise have any responsibility for any Liabilities of Seller (other than the Assumed Liabilities) whether fixed or contingent, known or unknown, and whether arising prior to, on or after the Closing Date, including, without limitation, the following Liabilities of Seller, (the "Excluded Liabilities"):

    (a)  any loss or Liability relating to current or former employees of the Aerospace Business (and their eligible dependents and beneficiaries) (including any Transferred Employees), including with respect to employment, which accrued prior to the Closing Date, except to the extent that such Liability is reflected on the Closing Balance Sheet as a current liability of the Aerospace Business;

    (b)  all Liabilities related to Business Benefit Arrangements and Business Benefit Plans or with respect to Retained Employees, except as specifically assumed by Buyer;

    (c)  all Indebtedness (other than Assumed Liabilities);

    (d)  any other Liability, whether currently in existence or arising hereafter, of Seller or any of its Affiliates or to which Seller or any of its Affiliates could become subject (other than Assumed Liabilities);

    (e)  all Liabilities of Seller or its Affiliates with respect to Taxes for periods ending on or prior to the Closing Date (including any Liability for income Taxes of Seller or its Affiliates relating to consummation of the transactions contemplated in this Agreement);

    (f)  all Liabilities relating to misuse or misrepresentation of Intellectual Property Rights or infringement of third party intellectual property rights relating to any period or event occurring prior to the Closing Date;

    (g)  all Liabilities of Seller with respect to fees, costs, broker's commissions and expenses arising out of or in connection with this Agreement or any Related Document, or the transactions contemplated hereby or thereby;

    (h)  all Liabilities arising out of any claim, suit, proceeding, investigation, inquiry or similar matter currently pending or arising after the Closing Date, relating to the Aerospace Business or any Transferred Assets relating to any act, omission, breach, default, misrepresentation, warranty, condition or, subject to the Related Documents, any other event occurring prior to the Closing Date or Seller's other businesses and operations whether arising prior to or after the Closing Date;

    (i)  all Liabilities of Seller with respect to compliance with laws relating to pollution or protection of human health or safety or the environment, and any other Liabilities under such laws (other than any such Liability resulting from Buyer's breach of the Transition Agreement);

    (j)  all Liabilities for product liability claims and product or service warranties other than the Assumed Warranties;

    (k)  all Liabilities arising from the operation of the Aerospace Business, or performance, nonperformance, breach, default or other violation of any Assumed Contract, prior to Closing, except for Assumed Liabilities;

    (l)  any Liability of Seller arising under this Agreement or any Related Document;

    (m)  all Liabilities under Contracts that are not Assumed Contracts;

    (n)  any Liability relating to the items listed in Section 3.6 of the Seller Disclosure Schedule; and

    (o)  any Liability of Seller relating to suspension and debarment, defective pricing, mischarging, fraud, false claims, false certifications, export licenses, facility and personnel security clearance and the Foreign Corrupt Practices Act (other than (i) any such Liability arising from the conduct of Buyer after the Closing Date with respect to the Aerospace Business or the Transferred Assets and (ii) any such Liability relating exclusively to any act, omission, breach, default or misrepresentation of Buyer or Buyer's breach of the Transition Agreement).

    To the extent, if any, that any Liability might be partly an Assumed Liability and partly an Excluded Liability, the apportionment of such Liability shall be determined pursuant to equitable principles. Nothing set forth in the foregoing sentence shall be deemed to affect, amend, modify, supplement or otherwise change the definitions of Assumed Liabilities and Excluded Liabilities.

    2.5.  Assignment of Contracts and Rights.

    (a)  With respect to (i) any Assumed Contract which by its terms requires the consent, approval, novation and/or waiver of any third party to the assignment of such Assumed Contract from Seller to Buyer, (ii) any permits, franchises, licenses, security clearances, authorizations and approvals required to operate the Aerospace Business, or (iii) the licensing or sublicensing of any Intellectual Property Rights, including, but not limited to, Intellectual Property Rights licensed by Seller from third parties, Seller and Buyer each will use commercially reasonable efforts to (A) obtain, in writing, the necessary consents, approvals, novations and/or waivers for the assignment, transfer, licensing or sublicensing of Assumed Contracts or Intellectual Property Rights, as the case may be, and (B) effect the transfer from Seller to Buyer or assist Buyer's obtaining the permits, franchises, licenses, security clearances, authorizations and approvals required to operate the Aerospace Business. Without in any way limiting the foregoing, Buyer hereby agrees to cooperate with Seller in its efforts to obtain such third party consents, approvals, novations and waivers, transfers, replacements, licenses or sublicenses, as the case may be.

    (b)  If (i) any consent is not obtained with respect to any such Assumed Contract prior to the Closing Date or (ii) the transfer or attempted transfer of any Assumed Contract would constitute a breach or a violation of any applicable law, nothing in this Agreement will constitute a transfer or attempted transfer thereof.

    (c)  Notwithstanding anything in Section 2.5(b) to the contrary, the parties shall pursue obtaining consents and approvals after Closing consistent with Section 2.5(a), and with respect to any Assumed Contract, any permits, franchises, licenses, security clearances, authorizations and approvals required to operate the Aerospace Business, and Intellectual Property Rights with respect to which any required consent, approval, transfer, replacement, license or sublicense thereof, as the case may be, has not been received on or prior to the Closing Date:

      (i)  Effective as of the Closing Date, Buyer will receive the claims, rights and benefits, and assume the corresponding obligations, under the Assumed Contracts in accordance with this Agreement and, to the extent necessary, Seller and Buyer shall enter into arrangements, including, but not limited to, subcontracting, sub-licensing or sub-leasing arrangements, or other arrangements reasonably satisfactory to Buyer and Seller under which Seller would enforce such Assumed Contracts for the benefit of Buyer, with Buyer assuming Seller's rights and obligations, including any and all claims, rights and benefits of Seller against a third party thereto;

      (ii) Commencing on the Closing Date and continuing thereafter, (A) Seller will promptly pay to Buyer all monies received by Seller under Assumed Contracts (including with respect to Receivables) or any claims, rights or benefits arising thereunder not assigned or transferred directly to Buyer and (B) Buyer will promptly pay to Seller all monies received by Buyer with respect to any Excluded Asset or Excluded Liability or any claims, rights or benefits arising thereunder not assigned or transferred directly to Seller;

      (iii) Buyer shall cooperate with Seller to obtain all necessary consents, approvals, novations and/or waivers with respect to the Assumed Contracts;

      (iv) Seller and Buyer will enter into arrangements reasonably satisfactory to Buyer and Seller to secure for Buyer use of all Intellectual Property Rights (whether or not constituting Transferred Assets) necessary to operate the Aerospace Business and perform under the Assumed Contracts in substantially the same manner as prior to Closing;

      (v) Subject to the provisions of the Transition Agreement and the other provisions of this Agreement, Seller and Buyer will enter into arrangements reasonably satisfactory to Buyer and Seller, and to the extent legally permissible, under which Buyer will obtain, effective as of the Closing Date, the benefits of such permits, franchises, licenses, security clearances, authorizations and approvals as are necessary to operate the Aerospace Business and perform any Assumed Contract through the termination of the Transition Agreement, including, without limitation, subcontracting, subleasing and sublicensing arrangements; and

      (vi) Buyer shall use commercially reasonable efforts to obtain, on or before the Closing Date, all permits, franchises, licenses, security clearances, authorizations and other approvals necessary or required to operate the Aerospace Business and/or perform under the Assumed Contracts.

    (d)  With respect to each Assumed Contract that is not transferred at the time of Closing, the subject Assumed Contract will transfer automatically to Buyer, in accordance with all of the terms and provisions of this Agreement and such Assumed Contract, immediately upon the attainment of the consent described above.

    2.6.  Closing.

    (a)  The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Gibson, Dunn & Crutcher LLP, 333 South Grand Avenue, Los Angeles, California 90071, or such other place as the parties shall agree, on the second Business Day after the last of the conditions to Closing set forth in Sections 6.1, 6.2 and 6.3 have been satisfied (unless such conditions have been waived by the party or parties entitled to waive the same) or such other date as to which Buyer and Seller may agree (the "Closing Date").

    (b)  At the Closing, Buyer shall deliver to Seller by wire transfer (to a bank account designated by Seller in writing at least three Business Days prior to the Closing Date), Forty-Five Million and 00/100 Dollars ($45,000,000), plus or minus, as applicable, the amount by which the Estimated Closing Net Assets exceeds or is less than the Reference Net Assets, in immediately available funds (the "Initial Purchase Price"), subject to adjustment as provided in Section 2.8 of this Agreement.

    (c)  At the Closing, Buyer shall execute and deliver to Seller such customary instruments of assumption as may be reasonably requested by Seller to evidence the assumption of the Assumed Liabilities; provided, however, that no such document shall expand in any way any of Buyer's obligations to assume anything other than the Assumed Liabilities.

    (d)  At the Closing, Seller shall execute and deliver to Buyer such bills of sale, certificates of title, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment of such rights as the parties and their respective counsel shall deem reasonably necessary or appropriate to vest in Buyer all of Seller's right, title and interest in, to and under the Transferred Assets.

    (e)  No later than the third (3rd) Business Day immediately preceding the anticipated Closing Date, Seller shall deliver to Buyer an unaudited balance sheet of the Aerospace Business which shall set forth Seller's good faith estimate of the Closing Net Assets as of such anticipated Closing Date (the "Estimated Closing Net Assets") calculated using practices and procedures applied in a manner consistent with the preparation of the Financial Statements (the "Estimated Closing Balance Sheet").

The amount of Estimated Closing Net Assets set forth in the Estimated Closing Balance Sheet shall be final and binding for purposes of determining the amount of any surplus or deficiency used in calculating the Initial Purchase Price, unless Buyer delivers a good faith written objection to the calculation of the Estimated Closing Net Assets prior to the anticipated Closing Date (the "Objection Notice"). Seller shall make available to Buyer and its representatives the books, records and workpapers used to prepare the Estimated Closing Balance Sheet. In the event of an Objection Notice, Seller and Buyer shall negotiate in good faith during the period preceding the Closing Date to resolve the dispute. If the dispute is not resolved by the specified Closing Date, Buyer shall pay an Initial Purchase Price based upon the amount of any deficiency or surplus, as applicable, resulting from the calculation of Estimated Closing Net Assets set forth in the Estimated Closing Balance Sheet.

    2.7  Closing Balance Sheet. Within forty-five (45) days after the Closing Date, Seller shall prepare with the assistance of its independent certified public accountants ("Seller's Auditors") and present to Buyer the balance sheet of the Aerospace Business as of the Closing Date (the "Proposed Closing Balance Sheet"). The parties agree that the Proposed Closing Balance Sheet shall be prepared so that it presents fairly, in accordance with GAAP (except as footnoted therein) and Seller's normal accounting procedures consistent with past practice, the financial position of the Aerospace Business as of the Closing Date using practices and procedures applied in a manner consistent with the preparation of the Financial Statements. Buyer and its independent certified public accountants ("Buyer's Auditors") shall have the right to review and copy, promptly upon request, the workpapers of Seller's Auditors utilized in preparing the Proposed Closing Balance Sheet and for purposes of verifying the accuracy of the Proposed Closing Balance Sheet. The Proposed Closing Balance Sheet shall be binding upon the parties to this Agreement unless Buyer gives written notice of disagreement with any of the values or amounts contained therein to Seller within thirty (30) Business Days after its receipt of the Proposed Closing Balance Sheet, specifying in reasonable detail the nature and extent of such disagreement. If Buyer and Seller mutually agree upon the Proposed Closing Balance Sheet within fifteen (15) Business Days after Seller's receipt of any notice of disagreement from Buyer, such agreement shall be binding upon the parties to this Agreement. If Buyer and Seller are unable to resolve any such disagreement within such period, the disagreement shall be referred for final determination to PricewaterhouseCoopers LLP (the "First Choice") or, if such firm is not available, such other independent accounting firm of national reputation selected by the mutual agreement of Buyer and Seller (the "Selected Firm") and the resolution of that disagreement shall be final and binding upon the parties hereto for purposes of this Agreement. If Buyer and Seller cannot agree on the Selected Firm, it shall be chosen by the First Choice and shall be a nationally recognized firm. The Proposed Closing Balance Sheet as finally determined is referred to herein as the "Closing Balance Sheet." The fees and disbursements of Seller's Auditors incurred in the preparation of the Proposed Closing Balance Sheet shall be paid by Seller. Buyer shall pay the fees and disbursements of Buyer's Auditors. The fees and disbursements of the First Choice or the Selected Firm, as the case may be, shall be paid by Buyer and Seller as the First Choice or the Selected Firm, as the case may be, shall determine based upon its assessment of the relative merits of the positions taken by each in any disagreement presented to such firm.

    2.8  Post-Closing Purchase Price Adjustments.

    (a)  If the Closing Net Assets, as reflected on the Closing Balance Sheet is less than the Estimated Closing Net Assets, then within five Business Days after the determination of the Closing Balance Sheet, Seller shall pay to Buyer, in immediately available funds, together with interest on such amount at 8% per annum from the Closing Date through the date of such payment, by wire transfer to an account designated in writing by Buyer prior to the due date thereof, the amount of such shortfall.

    (b)  If the Closing Net Assets, as reflected on the Closing Balance Sheet is more than the Estimated Closing Net Assets, then within five Business Days after the determination of the Closing Balance Sheet, Buyer shall pay to Seller, in immediately available funds, together with interest on such amount at 8% per annum from the Closing Date through the date of such payment, by wire transfer to a bank account designated in writing by Seller prior to the due date thereof, the amount of such excess.

    (c)  The Initial Purchase Price, as adjusted pursuant to Section 2.8 is referred to herein as the "Total Purchase Price."

    2.9.  Total Purchase Price Allocation.

    (a)  At the Closing, the parties shall allocate the Total Purchase Price (plus all consideration attributable to the portion of the Assumed Liabilities which are treated as purchase price for federal income tax purposes) to each Transferred Asset in accordance with the applicable provisions of Section 1060 of the Code and the Treasury regulations promulgated thereunder as described in Schedule 2.9 to be provided by Buyer to Seller within three (3) Business Days following the date hereof ("Price Allocation"). Within twenty (20) days after the determination of any purchase price adjustments pursuant to Section 2.8 above, Seller shall provide Buyer with proposed statements containing any amendment to the Price Allocation ("Price Allocation Statement"). If within 20 days after the delivery of the Price Allocation Statement, Buyer notifies Seller that the Buyer objects to the revised Price Allocation contained in the Price Allocation Statement, the Buyer and Seller shall use commercially reasonable efforts to resolve such dispute within 20 days. In the event that Buyer and Seller are unable to resolve such dispute within that 20 day period, they shall use the procedures set forth in Section 2.7 hereof to resolve the dispute.

    (b)  Each party agrees to timely file an IRS Form 8594 reflecting the Price Allocation for the taxable year that includes the Closing Date and to make any timely filing required by applicable state or local laws.

    (c)  Each party hereto shall adopt and utilize the Price Allocation for purposes of all Tax Returns filed by it and shall not voluntarily take any position inconsistent with the foregoing in connection with any examination of any Tax Return, any refund claim, any litigation proceeding or otherwise, except that Buyer's cost for the Transferred Assets may differ from the amount so allocated to the extent necessary to reflect Buyer's capitalized acquisition costs other than the amount realized by Seller. In the event that the Price Allocation is disputed by any taxing authority, the party receiving notice of the dispute shall promptly notify the other parties hereto of such dispute and the parties hereto shall cooperate in good faith in responding to such dispute in order to preserve the effectiveness of the Price Allocation.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    Except as set forth on the sections of the disclosure schedule delivered by Seller to Buyer"), which are hereby incorporated into this Agreement by reference and made a part hereof (collectively, the "Seller Disclosure Schedule"), Seller hereby represents and warrants to Buyer:

    SECTION 3.1.  Organization and Qualification.Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted. Seller is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Seller Material Adverse Effect (as defined below). The term "Seller Material Adverse Effect" means any circumstance, change, event or effect that, individually or when taken together with all other such circumstances, changes, events or effects, would be materially adverse to the Transferred Assets or the financial condition, customer and supplier relationships, Contract performance, results of operations, Liabilities or Indebtedness of the

Aerospace Business taken as a whole or the ability of Seller to consummate the transactions contemplated by, or perform its obligations under, this Agreement and the Related Documents; provided, however, that the foregoing definition excludes the effects of changes that are generally applicable to (i) the United States economy or securities markets, or (ii) the world economy or international securities markets.

    SECTION 3.2.  Authority Relative to this Agreement. The execution, delivery and performance by Seller of this Agreement and each of the Related Documents and the consummation by Seller of the transactions contemplated hereby and thereby are within Seller's corporate powers and have been duly authorized by all requisite action on the part of Seller. Each of this Agreement and the Related Documents to which Seller is a party has been duly and validly executed by Seller and constitutes a legal, valid and binding agreement of Seller, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to general principles of equity.

    SECTION 3.3.  Subsidiaries. Seller has no Subsidiaries.

    SECTION 3.4.  Financial Statements.

    (a)  Correct and complete copies of (i) the unaudited balance sheet of the Aerospace Business for the fiscal year ended October 31, 2000 and related statement of operations for such period, (ii) the unaudited balance sheet of the Aerospace Business as of December 24, 2000 and related statement of operations for such period and (iii) the unaudited balance sheet of the Aerospace Business as of February 25, 2001 and related statement of operations for such period (collectively, the "Financial Statements") have been provided to the Buyer.

    (b)  Each of the Financial Statements (i) except as footnoted therein, has been prepared based on the books and records of Seller in accordance with GAAP and Seller's normal accounting practices, consistent with past practice and to Seller's Knowledge presents fairly, in all material respects, the financial condition, results of operations and cash flows of the Aerospace Business as of the dates indicated or the periods indicated and (ii) contains and reflects all necessary adjustments, accruals, provisions and allowances for a fair presentation of the financial condition and the results of operations of the Aerospace Business for the periods covered by such Financial Statements.

    SECTION 3.5. Consents and Approvals; No Violations.

    (a)  Except as set forth in Section 3.5(a) of the Seller Disclosure Schedule, no filing with or notice to and no permit, authorization, consent or approval of any federal, state, local, municipal or foreign court or tribunal, or administrative governmental or regulatory body, agency or authority (a "Governmental Entity") is necessary for the execution and delivery by Seller of this Agreement or the closing by Seller of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Seller Material Adverse Effect.

    (b)  Neither the execution, delivery and performance of this Agreement or the Related Documents by Seller nor the consummation by Seller of the transactions contemplated hereby or thereby will (i) conflict with, or result in any breach or violation of, any provision of the Certificate of Incorporation or Bylaws (or similar governing documents) of Seller, (ii) except as set forth in Section 3.5(b) of the Seller Disclosure Schedule, conflict with, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, amendment, cancellation or acceleration or Lien under, any of the terms, conditions or provisions of any Assumed Contract, Seller Permit, Business Intellectual Property Rights, or any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Seller is a party or by which any of its properties or assets (including any Transferred Assets) may be bound, (iii) violate any judgment, ruling, order, writ, injunction, decree, law, statute, rule or regulation applicable to Seller or any of its properties or assets (including any Transferred Assets), or (iv) result in any Lien on any Transferred Assets, except, in the case of (ii), (iii) or (iv), for violations breaches or defaults which would not have a Seller Material Adverse Effect.

    (c)  Except as set forth in Section 3.5(c) of the Seller Disclosure Schedule, Seller is not in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or Bylaws (or similar governing documents) or (ii) any Seller Permit, any Assumed Contract, Business Intellectual Property Rights or other Transferred Asset or any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Seller is now a party, or by which it or any of its properties or assets (including any Transferred Assets) may be bound, except, in the case of (ii), for violations, breaches or defaults which would not have a Seller Material Adverse Effect.

    SECTION 3.6. Litigation. Except as set forth in Section 3.6 of the Seller Disclosure Schedule, there is no suit, claim, action, proceeding, arbitration, hearing or investigation pending or, to the Knowledge of Seller, threatened against Seller or any of its properties or assets before any Governmental Entity which individually or in the aggregate could reasonably be expected to have a Seller Material Adverse Effect. Except as set forth in Section 3.6 of the Seller Disclosure Schedule, Seller is not subject to any outstanding order, judgment, award, writ, injunction or decree (whether rendered by a Governmental Entity, by arbitration or otherwise), which could reasonably be expected to have a Seller Material Adverse Effect.

    SECTION 3.7. Seller Permits; Compliance with Applicable Law. Except as set forth in Section 3.7 of the Seller Disclosure Schedule, Seller holds all permits, licenses, franchises, security clearances, registrations, variances, exemptions, orders, authorizations and approvals of all Governmental Entities necessary for the lawful conduct of the Aerospace Business and/or performance of the Assumed Contracts, except for failures to hold such permits, licenses, variances, exemptions, orders, authorizations and approvals which would not have a Seller Material Adverse Effect (the "Seller Permits"). Except as set forth in Section 3.7 of the Seller Disclosure Schedule, Seller is in compliance with the terms of Seller Permits except where the failure to comply with such Seller Permits would not have a Seller Material Adverse Effect. Except as set forth in Section 3.6 of the Seller Disclosure Schedule, the Aerospace Business is not being conducted, and the Assumed Contracts are not being performed, in violation of any law, ordinance, rule, ruling, statute, regulation, authorization or order of any Governmental Entity except for violations which would not have a Seller Material Adverse Effect. Except as set forth in Section 3.6 of the Seller Disclosure Schedule, there is no pending or, to Seller's Knowledge, threatened action, litigation, proceeding or order involving the revocation of, or any change to, any Seller Permit, other than such revocation or changes that could not reasonably be expected to have a Seller Material Adverse Effect. Seller has delivered to Buyer true, correct and complete copies of all Seller Permits.

    SECTION 3.8. Labor Matters.

    (a)  With respect, as applicable, to Benefit Plans and Benefit Arrangements:

      (i)  Seller has delivered to Buyer summaries or descriptions of all Business Benefit Plans and Business Benefit Arrangements and copies of all employee manuals or handbooks containing personnel or employee relations policies covering Business Employees;

      (ii) Buyer will have no Liability with respect to any Business Benefit Plan or Business Benefit Arrangement, nor any other Employee Plan or other Benefit Plan currently or previously maintained by Seller or any ERISA Affiliate;

      (iii) Neither Seller nor any ERISA Affiliate has ever sponsored or maintained or had any liability (whether actual or contingent) with respect to any Pension Plan;

      (iv) There are no pending claims (other than routine benefit claims) or lawsuits that have been asserted or instituted by, against, or relating to, any Business Benefit Plans or Business Benefit Arrangements with respect to any Business Employees;

      (v) Except as set forth in Section 3.8(a) of the Seller Disclosure Schedule, no Business Benefit Plan or Business Benefit Arrangement contains any provision or is subject to any law that would accelerate or vest any benefit or require severance, termination or other payments or trigger any liabilities as a result of the transactions this Agreement contemplates; Seller has not declared or paid any bonus or incentive compensation related to the transactions contemplated by this Agreement for which Buyer could have any obligation or Liability; and

      (vi) All group health plans of the Seller and its ERISA Affiliates comply and have complied with the requirements of Part 6 of Title I of ERISA ("COBRA"); and no current or former Business Employee (or beneficiary) is entitled to receive any benefits, including, without limitation, death or medical benefits (whether or not insured) beyond retirement or other termination of employment, other than as applicable law requires.

    (b)  Prior to Closing Seller has delivered to Buyer an accurate list, as of the date hereof, of all Business Employees and all employment agreements with such employees, and the rate of compensation (and the portions thereof attributable to salary, bonus, and other compensation respectively) of each such person as of (i) December 31, 2000 and (ii) the date of this Agreement. The list also shows totals accrued for vacation, sick leave, and incentive bonuses for all employees.

    (c)  With respect to Business Employees and services providers to the Aerospace Business:

      (i)  Except as set forth in Section 3.8(c) of the Seller Disclosure Schedule, Seller complies and has complied with all applicable domestic and foreign laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such laws respecting employment discrimination, employee classification, unfair labor practices, workers' compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements and has complied with all employment agreements, and no claims, controversies, investigations, or suits are pending or, to the Seller's Knowledge, threatened with respect to such laws or agreements, either by private individuals or by governmental agencies; and all employees are at-will;

      (ii) No labor union represents or has ever represented Seller's employees and no collective bargaining agreement is or has been binding against Seller, and except as set forth in Section 3.8(c) of the Seller Disclosure Schedule, to Seller's Knowledge, no organizational efforts have ever occurred with respect to the Business Employees. No grievance or arbitration proceeding arising out of or under collective bargaining agreements or employment relationships is pending, and no claims therefor exist or have, to Seller's Knowledge, been threatened; no labor strike, lock-out, slowdown, or work stoppage is or has ever been pending or threatened against or directly affecting Seller;

      (iii) To Seller's Knowledge, no contractor, manufacturer, or supplier used by or under contract with Seller with respect to the Aerospace Business is in material violation of any law relating to labor or employment matters; and

      (iv) All persons who are or were performing services for the Aerospace Business and are or were classified as independent contractors do or did satisfy and have satisfied the requirements of law to be so classified, and Seller has fully and accurately reported their compensation on IRS Forms 1099 or other applicable tax forms for independent contractors when required to do so.

    (d)  Definitions

      (i)  "Business Benefit Arrangement" means any Benefit Arrangement Seller sponsors or maintains or with respect to which Seller has or may have any current or future liability (whether actual, contingent, with respect to any of its assets or otherwise), in each case with respect to any present or former Business Employees. "Benefit Arrangement" means any benefit arrangement, obligation, or practice, whether or not legally enforceable, to provide benefits (other than merely as salary or under a Benefit Plan), as compensation for services rendered, to present or former directors, employees, agents, or independent contractors, including, but not limited to, employment or consulting agreements, severance agreements or pay policies, stay or retention bonuses or compensation, executive or incentive compensation programs or arrangements, sick leave, vacation pay, plant closing benefits, salary continuation for disability, workers' compensation, retirement, deferred compensation, bonus, stock option or purchase plans or programs, tuition reimbursement or scholarship programs, employee discount programs, meals, travel, or vehicle allowances, any plans subject to Code Section 125, and any plans providing benefits or payments in the event of a change of control, change in ownership or effective control or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof, in each case with respect to any present or former employees, directors, or agents.

      (ii) "Business Benefit Plan" means any Benefit Plan that the Seller maintains or has previously maintained or to which the Seller is obligated to make payments or has or may have any liability, in each case with respect to any present or former Business Employees. "Pension Plan" means any Benefit Plan subject to Code Section 412 or ERISA Section 302 or Title IV (including any multiemployer plan) or any comparable plan not covered by ERISA. "Benefit Plan" has the meaning given in ERISA Section 3(3), together with plans or arrangements that would be so defined if they were not (i) otherwise exempt from ERISA by that or another section, (ii) maintained outside the United States, or (iii) individually negotiated or applicable only to one person.

      (iii) "Business Employees" means the employees of the Aerospace Business listed in Section 3.8(d) of the Seller Disclosure Schedule.

      (iv) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all regulations and rules issued thereunder, or any successor law. "ERISA Affiliate" means any person or entity that, together with the entity referenced, would be or was at any time treated as a single employer under Code Section 414 or ERISA Section 4001 and any general partnership of which the entity is or has been a general partner.

    SECTION 3.9. Taxes.

      (a) Definitions. For purposes of this Agreement, the term "Tax" (including "Taxes") means (A) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (B) any liability for payment of amounts described in clause (A) whether as a result of transferee liability, of being a member of an Affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law and (C) any liability for the payment of amounts described in clauses (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person.

    (b)  Except as set forth in Section 3.9(b) of the Seller Disclosure Schedule, Seller has timely filed or received an extension for the filing (which remains in effect) of all material Federal, state, and local Tax returns relating to the Aerospace Business or the Transferred Assets due on or before the date hereof. Seller has fully paid and discharged all material Taxes due on or before the date hereof that relate to the Aerospace Business or the Transferred Assets.

    (c)  Except as set forth in Section 3.9(c) of the Seller Disclosure Schedule, no material claim for assessment or collection of Taxes is presently being asserted against Seller with respect to the Aerospace Business or the Transferred Assets and Seller is not a party to any pending action, proceeding, or investigation by any governmental taxing authority nor does Seller have Knowledge of any such threatened action, proceeding or investigation.

    SECTION 3.10. Intellectual Property Rights.

    (a)  Seller owns, or possesses adequate licenses or other valid rights, to use all Business Intellectual Property Rights, except where the failure to own, or possess valid rights to use, such Business Intellectual Property Rights would not have a Seller Material Adverse Effect.

    (b)  Section 3.10(b) of the Seller Disclosure Schedule lists all of the Intellectual Property Rights of Seller used primarily in connection with the Aerospace Business. The Business Intellectual Property Rights are all of the Intellectual Property Rights and related assets now owned by, registered in the name of, licensed or sublicensed to, or used or held for use by, Seller in connection with the Aerospace Business necessary for the operation of the Aerospace Business and performance of the Assumed Contracts by Buyer after Closing substantially as operated or performed prior to Closing. True, correct and complete copies of all Patents, Trademarks and Copyrights, Licenses-In, Licenses-Out, Software and other Proprietary Rights (including all pending applications) owned, controlled, created, licensed, sublicensed or used by, or on behalf of, Seller have been provided to Buyer. All material pending Patent, Trademark and Copyright applications have been duly filed.

    (c)  Other than as set forth on Section 3.10(c) of the Seller Disclosure Schedule, Seller has no obligations to compensate any Person for the use of any Business Intellectual Property Rights nor has Seller granted to any Person any License-Out of the Business Intellectual Property Rights, whether requiring the payment of royalties or not.

    (d)  Except as set forth in Section 3.10(d) of the Seller Disclosure Schedule:

      (i)  the validity of the Business Intellectual Property Rights and the title thereto of Seller is not being questioned in any litigation to which Seller is a party, nor has any Person notified Seller, or to Seller's Knowledge, threatened, that it is claiming any ownership of, or right to, any of the Business Intellectual Property Rights;

      (ii) to Seller's Knowledge, no Person is infringing or has threatened to infringe, upon any Business Intellectual Property Rights; and

      (iii) to Seller's Knowledge, neither the Business Intellectual Property Rights nor the operation of the Aerospace Business as currently being conducted infringes or will infringe upon any valid patents, trademarks, trade names, service marks or copyrights of others, and no action, litigation, arbitration or other proceeding is pending, nor has any Person notified Seller, or, to Seller's Knowledge, threatened, that any Business Intellectual Property Right or the use thereof, or operation of the Aerospace Business, violates any applicable law, rule, regulation, ruling, judgment, order or decree of any Governmental Entity, or infringes upon or otherwise violates any rights of any Person. The consummation of the transactions completed by this Agreement will not result in the loss or impairment of any Business Intellectual Property Rights.

    SECTION 3.11. Government Contracts.

    Except as set forth in Section 3.11 of the Seller Disclosure Schedule:

    (a)  With respect to any Government Contract or Government Bid (i) Seller has complied in all material respects with all material terms and conditions of each Government Contract or Government Bid; (ii) Seller has complied with all material requirements of all applicable laws, regulations, written directives, or agreements pertaining to each Government Contract or Government Bid and to Seller's performance on its Government Contracts; and (iii) all material representations and certifications executed, acknowledged or set forth in, or pertaining to each Government Contract or Government Bid were, when given, and to the extent any such representation or certification pertains to future events which have yet to occur are presently complete, correct in all material respects, and Seller has complied with all such representations and certifications.

    (b)  As of the date of this Agreement, Seller has not received from a party to a Government Contract any written show-cause notice, stop work order, cure notice, notice of termination, or termination concerning a Government Contract.

    (c)  Seller has not received a written negative determination of responsibility concerning a Government Bid.

    (d)  Seller has no Knowledge of a request within three years prior to the date hereof by any Government Authority for a contract price adjustment including, without limitation, based upon (i) a claim by any Government Authority of defective pricing or (ii) any cost incurred by Seller that has been questioned, challenged or disallowed or has been the subject of any investigation, and no money due to Seller has been (or has been attempted to be) withheld or set off with respect to any Government Contract, which contract price adjustment, withheld or set off amount is reasonably expected to have a Seller Material Adverse Effect.

    (e)  To Seller's Knowledge, neither Seller nor or any of its directors, officers, employees, consultants or agents is (or for the last three years has been) under administrative, civil or criminal investigation, indictment or information or equivalent official government charge or allegation by any Government Authority with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid. Seller has not conducted or initiated any internal investigation or made a voluntary disclosure to the U.S. Government with respect to any alleged irregularity, misstatement, omission or other matter in connection with any Government Contract and/or Government Bid. To Seller's Knowledge, there is no irregularity, misstatement or omission or other matter arising under or relating to any Government Contract or Government Bid that has led or could reasonably be expected to lead, either before or after the Closing, to a Seller Material Adverse Effect.

    (f)  There exist (i) no outstanding claims or requests for equitable adjustment or other contractual action for relief against Seller, either by a Government Authority or by any prime contractor, subcontractor, vendor or other Person, arising or relating to any Government Contract or Government Bid, and (ii) no disputes between Seller and the U.S. Government under the Contract Disputes Act of 1978, as amended (the "Contract Disputes Act") or between Seller and any prime contractor, subcontractor, vendor or other person arising under or relating to any Government Contract or Government Bid. To Seller's Knowledge, Seller has no knowledge of any fact(s) which constitute the basis for and could reasonably be expected to result in a claim or dispute under clause (i) or (ii) of the immediately preceding sentence. Seller has no interest in any pending or potential material claim under the Contract Disputes Act against the U.S. Government or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Bid.

    (g)  To Seller's Knowledge, neither Seller nor any of its directors, officers, employees, consultants or agents, is (or for the last three years has been) suspended or debarred or proposed to be suspended or debarred or declared ineligible from doing business with any Government Authority or is the subject of a finding of nonresponsibility or ineligibility for contracting with any Government Authority. To Seller's Knowledge, no facts or circumstances exist that would warrant or could reasonably lead to the institution of suspension or debarment proceedings or the finding of nonresponsibility or ineligibility on the part of Seller or any such director, officer, employee, consultant or agent.

    (h)  To Seller's Knowledge, the cost accounting systems with respect to Government Contracts of Seller are in compliance in all material respects with all applicable laws.

    (i)  To Seller's Knowledge, it has engaged in no conduct that could lead to the imposition of Liability relating to mischarging, fraud, false claims, false certifications, and the Foreign Corrupt Practices Act.

    (j)  To Seller's Knowledge, Seller has fully complied in all material respects with all of its obligations under Government Contracts relating to any government furnished property or similar property or equipment owned by the United States or any contractor.

    (k)  To Seller's Knowledge, Seller is not in violation of (i) any laws, directives, or regulations relating to security clearances of the protection of classified information; (ii) its security agreements relating thereto; or (iii) any laws, directives, or regulations relating to export controls.

    (l)  For the purposes of this Agreement, (i) the term "Government Bid" shall mean any written quotations, bids or proposals that, if accepted, would bind any Person to perform the resultant Government Contract to furnish products or services to (A) any Government Authority, (B) any prime contractor of any Government Authority, or (C) any subcontractor, at any tier level, to any contract described in clauses (A) or (B) above; (ii) the term "Government Contract" shall mean a written, mutually binding legal relationship with (A) any Government Authority, (B) any prime contractor of any Government Authority, or (C) any subcontractor, at any tier level, to any contract described in clauses (A) or (B) above which obligates any Person to furnish products or services to a Government Authority, to which Seller is a party on or as of the Closing Date; and (iii) the term "Government Authority" shall mean the U.S. Government and any and all agencies, commissions, branches, instrumentalities and departments thereof; provided, however, that the term Government Contract shall not include any completed agreement which Seller is not assigning and for which Buyer is not assuming any Liabilities pursuant to this Agreement.

    (m)  Section 3.11(m) of the Seller Disclosure Schedule sets forth a list and description of each final audit, inspection or investigation, or in the absence thereof, a draft thereof, received by Seller since January 1, 1998 and performed by or for any prime or higher-tiered contractor or subcontractor, or Government Authority, including the Defense Contract Audit Agency, the Defense Contract Management Command, the Defense Contract Administration Service Management Area, the Defense Criminal Investigative Service, any government agencies under the supervision of the Secretary of Defense, any investigative agency, the Defense Security Service, any Inspector General, the Department of Justice, the Department of State, or the General Accounting Office (other than routine audits by resident auditors, none of which is material to the business of Seller). Section 3.11(m) of the Seller Disclosure Schedule also briefly describes the current status of such matters.

    (n)  Section 3.11(n) of the Seller Disclosure Schedule sets forth a list and description of each settlement agreement concerning Government Contracts between Seller and the U.S. Government which currently has or is expected to have a binding effect on Seller after the Closing Date, and under which Seller has material unperformed obligations with respect thereto.

    SECTION 3.12. Brokers. No broker, finder or investment banker (other than First Union Securities, Inc. and J.F. Lehman & Company, Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

    SECTION 3.13. Material Contracts.

    (a)  Section 3.13(a) of the Seller Disclosure Schedule lists all Contracts described in clauses (i) through (viii) below that relate primarily to the Aerospace Business, to which Seller is a party or by which it is bound ("Material Contracts"). True, correct and complete copies of such Material Contracts have been made available to Buyer.

      (i)  Contracts relating to employment, commitments for employment, offers of employment, or independent contractor or consulting services that provide for payments at any one time or in any one year in excess of Eighty Thousand Dollars ($80,000);

      (ii) Contracts containing any provision or covenant prohibiting or materially limiting the ability of Seller to engage in any business activity or compete with any Person;

      (iii) Contracts prohibiting Seller from disclosing, or requiring any Person to maintain the confidentiality of, any Intellectual Property Rights;

      (iv) Contracts that (A) involve the payment, pursuant to the terms of any such Contract, by or to Seller of more than Fifty Thousand Dollars ($50,000) annually or One Hundred Fifty Thousand Dollars ($150,000) during the term of such Contract or (B) that cannot be terminated within ninety (90) days after giving notice of termination without resulting in any material cost or penalty to Seller;

      (v) Contracts relating to goods, services or research with a backlog of $150,000 or more;

      (vi) Contracts evidencing Indebtedness of Seller and relating to any Transferred Asset or any Assumed Liability;

      (vii) Contracts relating to the license or use of Business Intellectual Property Rights; and

      (viii)Contracts between or among Seller and any current or former officer, director, stockholder, manager, member, employee or Affiliate thereof (including without limitation all understandings and agreements relating to club dues, housing and other perquisites).

    (b)  Each Material Contract is in full force and effect and is legal, valid and binding and enforceable by and against Seller and, to Seller's Knowledge, each other party thereto, in accordance with its terms, except as limited by bankruptcy, insolvency and similar laws affecting creditor's rights generally. Neither Seller, nor to Seller's Knowledge, any other party to any Material Contract is currently in breach of, or in default in any material respect under, or has improperly terminated, any Material Contract, and to Seller's Knowledge, there exists no condition or event which, after notice or lapse of time or both, would constitute any such breach, default or termination. There are no Material Contracts that were not negotiated on an arm's length basis.

    (c)  Except as set forth on Section 3.5(b) of the Seller Disclosure Schedule, no consents, waivers or approvals from any Persons are (i) required in connection with the transfer from Seller to Buyer of any Material Contract or the consummation by Seller of the transactions contemplated herein, in each case without giving rise to a Seller Material Adverse Effect or (ii) necessary in order that any Material Contract remains in effect without modification after the transactions contemplated hereby and not give rise to any right to termination, cancellation or acceleration or loss of any right or benefit thereunder.

    (d)  Except as set forth on Section 3.13(d) of the Seller Disclosure Schedule, Seller is not a party to any Material Contract, with any of the current or former officers, directors, stockholders, managers, members or employees of Seller or, to the Knowledge of Seller, any current or former Affiliate of such Persons (other than employment, compensation and benefit agreements with officers, directors and employees entered into in the ordinary course of business).

    (e)  Except as set forth on Section 3.13(e)(i) of the Seller Disclosure Schedule, all Government Bids and all other quotes, bids and proposals relating to the Aerospace Business (collectively, "Proposals") outstanding or being worked on as of the Closing have been prepared in the ordinary course of business based on customary pricing and margin criteria not materially different than the criteria historically used by Seller with respect to the Assumed Contracts. Section 3.13(e)(ii) of Seller the Disclosure Schedule sets forth a true, accurate and complete list of all written Proposals that would involve the payment by or to Seller of more than One Hundred Fifty Thousand Dollars ($150,000).

    SECTION 3.14. Title to Assets; Sufficiency of Assets.

    (a)  Seller has good, valid and marketable title to, or a valid leasehold interest in, all of the Transferred Assets, free and clear of all Liens, other than Permitted Liens.

    (b)  Upon execution and delivery by Seller to Buyer of the instruments of conveyance referred to in Section 2.6, and payment by Buyer of the Initial Purchase Price, Buyer will become the true and lawful owner of, and will receive good, valid and marketable title to, the Transferred Assets (or Seller's rights therein), free and clear of all Liens, except Permitted Liens, except as contemplated in Section 2.5.

    (c)  The Transferred Assets, Seller's non-transferable permits, licenses, authorizations, registrations and security clearances, the services to be provided by Seller pursuant to the Transition Agreement and the shared services and assets described in Section 3.27 or Section 3.27 of the Seller Disclosure Schedule constitute all of the assets, rights and properties (other than real property) owned or used by Seller and necessary and sufficient for the conduct of the Aerospace Business and performance of the Assumed Contracts after the Closing Date substantially in the same manner as prior to the Closing Date. All of the tangible Transferred Assets have been maintained in a reasonably prudent manner, are in good operating condition and repair, normal wear and tear excepted. None of the Transferred Assets constitutes a fixture and the removal thereof will not constitute a default or trigger any additional liability under any lease or sublease to which Seller or any of its subsidiaries is a party.

    SECTION 3.15. Insurance. As of the Closing Date, the assets, properties and operations of Seller are insured under various policies of insurance, all of which are described in Section 3.15 of the Seller Disclosure Schedule, which discloses for each policy the risks insured against, coverage limits currently applicable and deductible amounts. All such policies are in full force and effect, no notice of cancellation has been received, and there is no existing material default, or event which with the giving of notice or lapse of time or both, would constitute a material default, by any insured thereunder. To the Knowledge of Seller, (a) there have been no threatened terminations of, or material premium increases with respect to, any of such policies and (b) since December 31, 2000, no insured event has occurred with respect to any Transferred Asset.

    SECTION 3.16. Books and Records. Seller has made and kept (and given Buyer access to) all Books and Records and such Books and Records accurately and fairly reflect the activities and financial condition of the Aerospace Business.

    SECTION 3.17. Warranties; Products. Except as otherwise set forth in Section 3.17 of the Seller Disclosure Schedule: (a)  there exists no pending or, to Seller's Knowledge, threatened action, suit, inquiry, proceeding or investigation by or before any court or governmental or regulatory or administrative agency, authority or commission relating to any product alleged to have been manufactured, distributed or sold by the Aerospace Business to others, and alleged to have been defective or improperly designed or manufactured or in breach of any express or implied product warranty and there exists no latent defect in the design or manufacture of any of the products of the Aerospace Business designed or manufactured since December 16, 1998 or, to Seller's Knowledge, prior to such date; and (b) there exists no pending or, to Seller's Knowledge, threatened product liability or warranty claims relating to the Aerospace Business, except to the extent reserved for on the face of the Financial Statements, and to Seller's Knowledge, there is no reasonable basis for any such suit, inquiry, action, proceeding, investigation or claim. Except as set forth in the Assumed Contracts, there are no express product or service warranties relating to the Aerospace Business under which Buyer may have Liability after the Closing.

    SECTION 3.18. Absence of Changes. Since December 31, 2000, Seller has conducted the Aerospace Business in the ordinary course consistent with past practice and except as set forth on Section 3.18 of the Seller Disclosure Schedule, there has not been:

    (a)  any damage, destruction or loss (whether or not covered by insurance) having, individually or in the aggregate, a Seller Material Adverse Effect;

    (b)  with respect to any Business Employee, any increase in the compensation, bonus, sales commissions or fee arrangements payable or to become payable by Seller, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice;

    (c)  any work interruptions, labor grievances or claims filed, or any similar event or condition of any character with respect to any Aerospace Business employee;

    (d)  any sale or transfer, or any agreement to sell or transfer, any of the Transferred Assets to any Person (other than Buyer), other than in the ordinary course of business;

    (e)  any breach, amendment or termination or nonrenewal of any Assumed Contract or other Contract or Seller Permit, other than in the ordinary course of business;

    (f)  any incurrence, creation or placement of any Lien on any of the Transferred Assets, or the allowance or permission of the same, except in the ordinary course of business and to the extent not material, individually or in the aggregate;

    (g)  any change in accounting or tax accounting methods or practices (including any change in depreciation or amortization or capitalization rates or policies) resulting in the revaluation by Seller of any of the Transferred Assets;

    (h)  any transaction by Seller with respect to the Aerospace Business outside the ordinary course (other than the transactions contemplated hereby);

    (i)  any capital expenditure by Seller exclusively with respect to the Aerospace Business involving an obligation, either individually or in the aggregate, of more than $100,000;

    (j)  any grant by Seller of any Liens, other than Permitted Liens, on any Transferred Assets;

    (k)  any increase in, or discharge, cancellation or forgiveness of any Indebtedness;

    (l)  the commencement of or notice to or, to the Knowledge of Seller, the threat of commencement of any lawsuit or proceeding against or investigation of the Aerospace Business or the Transferred Assets, except in the ordinary course of business and to the extent not material, individually or in the aggregate; or

    (m)  any negotiation or agreement by Seller or any officer, director, employee or agent thereof to do any of the things described in the preceding clauses (a) through (l) (other than negotiations with Buyer and its representatives regarding the transactions contemplated by this Agreement).

    SECTION 3.19. Inventory. The Inventory is merchantable, fit for the purposes for which it was procured or manufactured and usable or salable in the ordinary course of business, and there are no damaged, defective, excess or obsolete items, except as reflected in the Financial Statements. Except to the extent of inventory reserves reflected in the Financial Statements, the values at which the Inventory of Seller are carried reflect the inventory valuation policy of stating inventories at cost, computed in accordance with GAAP and consistent with past practice.

    SECTION 3.20. Significant Customers and Suppliers.

    (a)  Set forth on Section 3.20 of the Seller Disclosure Schedule is a true and correct customer list showing (i) the ten (10) largest customers by gross purchases from the Aerospace Business during the year ended October 31, 2000 (the "Significant Customers") and (ii) the ten (10) largest vendors and suppliers by gross sales to the Aerospace Business during the year ended October 31, 2000 (collectively, the "Significant Vendors").

    (b)  Since October 31, 2000, no Significant Customer or Significant Vendor has: (i) stopped, or notified Seller of an intention to stop, trading with or supplying Seller, (ii) reduced, or notified Seller of an intention to reduce, its trading with, or provision of goods or services to, Seller or (iii) changed, or notified Seller of an intention to change, materially the terms and conditions on which it is prepared to trade with or supply Seller. To the Knowledge of Seller, no Significant Customer or Significant Vendor is reasonably likely, as a result of the transactions contemplated by this Agreement, to: (x) not trade with or supply the Aerospace Business, (y) reduce substantially its trading with or provision of goods or services to the Aerospace Business or (z) change the terms and conditions on which it is prepared to trade with or supply the Aerospace Business. Seller has no Knowledge of any facts, conditions or events that might give rise to a claim by Seller against any of the Significant Customers or Significant Vendors or any claim by such a Significant Customer or Significant Vendor, in each case, relating to the Aerospace Business.

    SECTION 3.21. Leases. Section 3.21 of the Seller Disclosure Schedule sets forth a list of each sublease, lease, license, contract or other agreement (including all amendments, renewals, extensions, modifications or supplements thereto) relating to any Equipment (individually, a "Lease" and collectively, the "Leases"). Each Lease that is identified on Section 3.21 of the Seller Disclosure Schedule is in full force and effect and enforceable against Seller and, to Seller's Knowledge, the other parties thereto, in accordance with its terms, and there does not exist any material violation, breach or default by Seller or, to the Knowledge of Seller, by any other party thereto, nor any event which with the giving of notice or passage of time, or both, would constitute a violation, breach or default, by any party thereto. Seller has not received notice of default under any Leases. Except as set forth on Section 3.21 of the Seller Disclosure Schedule, no Lease is subject or subordinate to any Lien. Prior to the date hereof, Seller has delivered to Buyer true, complete and correct copies of all of the Leases and all material amendments thereto.

    SECTION 3.22. Environmental and Safety Matters.

    (a)  Hazardous Material. Other than as set forth on Section 3.22(a) of the Seller Disclosure Schedule, no underground storage tanks and no amount of any Hazardous Material, is present in, on or under any real property, including the land and the improvements, ground water and surface water thereof, on which the Aerospace Business is currently operated. Section 3.22(a) of the Seller Disclosure Schedule identifies all underground and aboveground storage tanks, and the capacity, age, and contents of such tanks, located on property currently owned or leased by Seller in connection with the Transferred Assets.

    (b)  Hazardous Materials Activities. Except as set forth in Section 3.22(b) of the Seller Disclosure Schedule, with respect to the Transferred Assets and the Aerospace Business, Seller has not engaged in any Hazardous Materials Activities in violation of any laws in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

    (c)  Permits. Seller holds all environmental Permits (the "Environmental Permits") necessary for the conduct of its respective Hazardous Material Activities and other business of the Aerospace Business as such activities and business are currently being conducted. Except as could not reasonably be expected to have a Seller Material Adverse Effect, all Environmental Permits are in full force and effect. To Seller's Knowledge, the Aerospace Business (i) is in compliance in all material respects with all terms and conditions of the Environmental Permits and (ii) is in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all applicable laws relating to pollution or protection of human health (including worker exposure) or safety or the environment or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder. To the Knowledge of Seller, there are no circumstances that may prevent or interfere with such compliance in the future. Section 3.22(c) of the Seller Disclosure Schedule includes a listing and description of all Environmental Permits currently held by Seller with respect to the operation of the Aerospace Business.

    (d)  Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Knowledge of Seller, threatened concerning any Environmental Permit, Hazardous Material, or any Seller Hazardous Materials Activity, or otherwise concerning pollution or protection of human health or safety or the environment, relating to the Aerospace Business. There are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably be expected to involve the Transferred Assets (or any Person whose Liability Seller has retained or assumed, either by contract or operation of law) in any environmental or human health or safety litigation, investigation or proceeding or impose upon any Transferred Asset (or any Person whose Liability Seller has retained or assumed, either by contract or operation of law) any environmental or human health or safety Liability including, without limitation, common law tort liability.

    SECTION 3.23 Receivables. All Receivables represent sales actually made in the ordinary course of business or progress made under a Contract for which milestone billings or progress payments are authorized, and, to Seller's Knowledge, are current and collectible net of any reserves shown on the Financial Statements. There is no contest, claim, or right of set off, other than rebates and returns in the ordinary course of business, under any Assumed Contract with the maker of a Receivable relating to the amount or validity of such Receivable.

    SECTION 3.24. Unlawful Payments. Since December 16, 1998, no payments of either cash or other consideration have been made to any Person by Seller or on behalf of Seller by any agent, employee, officer, director, stockholder or other Person, in connection with the Aerospace Business that were unlawful under the laws, rules, regulations, rulings, order, decrees or interpretations of the United States or any other Governmental Entity (such payments "Unlawful Payments"); and to Seller's Knowledge, no Unlawful Payments were made to any Person on behalf of Seller in connection with the Aerospace Business prior to December 16, 1998.

    SECTION 3.25. Undisclosed Liabilities. To Seller's Knowledge, Seller is not liable for or subject to any Liabilities relating to the Aerospace Business, except for (i) those Liabilities reflected on the

Financial Statements and not previously paid or discharged and (ii) those Liabilities incurred since December 31, 2000 in the ordinary course of business and consistent with past practice, which Liabilities are not, individually or in the aggregate, material.

    SECTION 3.26. Disclosure. Seller has delivered to Buyer true, correct and complete copies of each Contract, Seller Permit and Business Intellectual Property Right (or summaries of the same) that are referred to in the Seller Disclosure Schedule. The Seller Disclosure Schedule is complete and accurate in all material respects.

    SECTION 3.27. Non-Proprietary Assets and Rights. Except as set forth on Section 3.27 of the Seller Disclosure Schedule, the Aerospace Business (a) does not share, purchase, or sell, any material service, product, component, supply or operating or business function used in the Aerospace Business (other than the Moorpark facility and general business functions such as Human Resources, MIS, accounting, environmental, health and safety and facility management, maintenance and security), with, to or from, any Affiliate or other division of Seller, (b) does not share any material assets, equipment, properties (including, but not limited to, any Transferred Assets) or licenses with any Affiliate or other division of Seller (other than the Moorpark facility), (c) does not share employees or consultants with any Affiliate or other division of Seller (other than the Retained Employees and employees performing general business functions such as Human Resources, MIS, accounting, environmental, health and safety or facility management, maintenance and security, and (d) is not a party to, or otherwise bound by, any Contract to which any Affiliate of Seller is a party.

    SECTION 3.28. Suppliers. Except as set forth on Section 3.28 of the Seller Disclosure Schedule, none of the suppliers of the Aerospace Business is a sole source supplier.

    SECTION 3.29. Identified Materials and Inventory. To the extent required under any Assumed Contract, the materials and Inventory required to be identified by Seller for use or allocation with respect to such Assumed Contract are segregated and specifically identified for such use or allocation consistent with the terms of the applicable Assumed Contract.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

    Buyer represents and warrants to Seller as follows:

    SECTION 4.1. Organization.

    (a)  Buyer is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted. Buyer is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Buyer Material Adverse Effect (as defined below). The term "Buyer Material Adverse Effect" means any circumstance, change or effect that, individually or when taken together with all other such circumstances, changes or effects, is materially adverse to the business, operations or financial condition of Buyer.

    SECTION 4.2. Authority Relative to this Agreement. Buyer has all necessary corporate power and authority to execute and deliver this Agreement and each of the Related Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Related Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of Buyer and no other corporate proceedings on the part of Buyer is necessary to authorize this Agreement, any Related Document or to consummate the transactions contemplated hereby and thereby. Each of this Agreement and the Related Documents to which Buyer is a party has been duly and validly executed and delivered by Buyer, and constitutes a valid, legal and binding agreement, enforceable against Buyer in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to general principles of equity.

    SECTION 4.3. Consents and Approvals; No Violations.

    (a)  Except for filings, permits, authorizations, consents and approvals set forth on Schedule 4.3, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by Buyer of this Agreement or the closing by Buyer of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Buyer Material Adverse Effect.

    (b)  Neither the execution, delivery and performance of this Agreement and the Related Documents by Buyer nor the consummation by Buyer of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any provision of the Certificate of Formation or Operating Agreement (or similar governing documents) of Buyer, (ii) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Buyer is a party or by which its properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Buyer, or any of its properties or assets except, in the case of (ii) or (iii), for violations breaches or defaults which would not have a Buyer Material Adverse Effect.

    SECTION 4.4. Financial Ability. Buyer has sufficient capital to fund the Total Purchase Price contemplated to be paid hereunder and to satisfy all the Assumed Liabilities.

    SECTION 4.5. No Additional Representations; Disclaimer Regarding Estimates and Projections.

    (a)  Buyer acknowledges that neither Seller nor any of its Affiliates or any other Person acting on behalf of Seller (i) has made any representation or warranty, express or implied, including any implied representation or warranty as to the condition, merchantability, suitability or fitness for a particular purpose of any of the assets used in the business of, or held by, Seller or (ii) has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Seller, its business or any of its Affiliates, in each case except as expressly set forth in this Agreement or as and to the extent required by this Agreement to be disclosed on the Seller Disclosure Schedule hereto. Buyer agrees that neither Seller nor any of its Affiliates or any other Person acting on behalf of Seller will have or be subject to any Liability, except as specifically set forth in this Agreement and the Related Documents, to Buyer or any Affiliate of Buyer resulting from the distribution to Buyer or its Affiliates, for its or their use, of any such information, including the Summary Information Package, dated November 2000, distributed by First Union Securities, Inc. and any information, document or material made available to Buyer or its Affiliates in certain "data rooms," management presentations or any other form in expectation of the transactions contemplated by this Agreement.

    (b)  In connection with the investigation by Buyer of the Aerospace Business, Buyer has received certain projections, including projected statements of operating revenues and income from operations of the Aerospace Business for fiscal years 2000 through 2004 and certain business plan information for such fiscal years and succeeding fiscal years. Buyer acknowledges and agrees that Seller makes no representation or warranty with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).

ARTICLE 5

COVENANTS

    SECTION 5.1. Conduct of the Aerospace Business. Except as contemplated by this Agreement or as described in Section 5.1 of the Seller Disclosure Schedule, during the period from the date hereof to the Closing Date, Seller will conduct the Aerospace Business in the ordinary course of business consistent with past practice and will not, without the prior written consent of Buyer (which such consent shall not be unreasonably delayed or withheld):

    (a)  acquire, sell, lease or dispose of any equipment that constitutes or would constitute a Transferred Asset in any single transaction or series of related transactions having a fair market value in excess of $50,000 in the aggregate (other than in connection with outsourcing agreements entered into with customers of Seller);

    (b)  except as may be required as a result of a change in law or in GAAP, change any of the accounting principles or practices used by it;

    (c)  enter into any Contract other than in the ordinary course of business consistent with past practice which would be material to the Aerospace Business or would otherwise constitute an Assumed Contract;

    (d)  except as otherwise provided herein, enter into any new Contract obligating the Aerospace Business to make payments thereunder in excess of $100,000 in any twelve-month period that cannot be cancelled upon thirty days notice;

    (e)  take or agree in writing or otherwise to take any of the actions described in Sections 5.1(a) through 5.1(d) or any action which would make any of the representations or warranties of Seller contained in this Agreement untrue or incorrect in any material respect;

    (f)  fail to maintain the Seller Permits;

    (g)  fail to perform the Assumed Contracts in a manner consistent with past practice, other than with respect to changes that may be required under applicable law or changes in the terms of such Assumed Contract; or

    (h)  fail to maintain the Leased Premises (as defined in the Transition Agreement) in substantially the same condition as it exists on the date hereof, normal wear and tear excepted.

    SECTION 5.2. Employee Matters.

    (a)  Offer of Employment. (i) The parties hereto intend that there shall be continuity of employment with respect to all of the Business Employees (other than those employees of the Aerospace Business set forth on Section 5.2 of the Seller Disclosure Schedule (the "Retained Employees"). Buyer shall offer employment at will, commencing on or before the Closing Date, to all the Business Employees identified by Buyer on Schedule A, including those on vacation, leave of absence or disability, who were employed by the Aerospace Business immediately prior to Closing, on substantially the same terms in the aggregate (including salary, fringe benefits and job responsibility, but excluding employee stock ownership, stock option and incentive plans) as those provided to similar employees of Buyer (or its Affiliates) immediately prior to the Closing to the extent permitted under applicable law. Those persons who accept Buyer's offer of employment and commence working with Buyer on the Closing Date shall hereafter be referred to as "Transferred Employees." The parties hereto agree that nothing in this Agreement shall limit Buyer's ability after the Closing Date to modify or terminate (A) the employment of any Transferred Employee or (B) any benefit policy, plan or program offered to or covering any Transferred Employee.

    (ii)  Actions Prior to Closing. Prior to, or in connection with, the Closing, Buyer shall take no action to cause Seller or the Aerospace Business to terminate the employment of any Business Employee, and neither Seller nor the Aerospace Business shall be under any obligation to terminate any Business Employee prior to the Closing Date. Buyer shall be liable for any amounts to which any Business Employee (including, without limitation, any Transferred Employee) may become entitled pursuant to any employment or severance contract as a result of, or in connection with, the sale of the Aerospace Business hereunder (including, in connection with Buyer's failure to hire any Business Employee on or following the Closing Date). Buyer agrees that it will not take any action which would give rise to liability under WARN or any similar state, local or federal Law or regulation.

    (b)  Benefit Plans; Benefit Plan Arrangements. Notwithstanding any provision of this Agreement to the contrary, the parties agree that Buyer will not assume any Liability relating to, or other responsibilities with respect to, any Benefit Plans or Benefit Plan Arrangements of Seller, nor will any of the assets or liabilities under such Benefit Plans or Benefit Plan Arrangements be transferred to any benefit plans or benefit plan arrangements maintained by Buyer or any of its Affiliates, other than as Buyer may permit with respect to its 401-(k) plan.

    (c)  Welfare Plans—Claims Incurred; Pre-Existing Conditions (i) Notwithstanding any provision of this Agreement to the contrary, Seller shall retain responsibility for and continue to provide for payments with respect to all medical, life insurance, disability and other welfare plan expenses and benefits for each Business Employee with respect to claims incurred by such Business Employees or their covered dependents prior to the Closing Date. Notwithstanding any provision of this Agreement to the contrary, expenses and benefits with respect to claims incurred by Business Employees or their covered dependents on or after the Closing Date shall be the responsibility of Buyer. For purposes of this paragraph, a claim is deemed incurred when the services that are the subject of the claim are performed; in the case of life insurance, when the death occurs, in the case of long-term disability benefits, when the disability occurs and, in the case of a hospital stay, when the employee first enters the hospital.

    (ii)  With respect to any welfare benefit plans (as defined in Section 3(1) of ERISA) maintained by Buyer for the benefit of Business Employees on and after the Closing Date, Buyer shall (A) use commercially reasonable efforts to cause there to be waived any pre-existing condition limitations (other than those limitations existing under Seller's welfare benefit plans) and (B) use commercially reasonable efforts to give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, such employees with respect to similar plans maintained by Seller (and its Affiliates) for their benefit immediately prior to the Closing Date, with such effect being subject to and consistent with the substantiated information provided by Seller to Buyer.

    (d)  Vacation. With respect to any accrued but unused vacation time to which any Transferred Employee is entitled pursuant to the vacation policy applicable to such employee immediately prior to the Closing Date (the "Vacation Policy"), Buyer shall allow such Transferred Employee to use such accrued vacation, subject to the terms and conditions of Buyer's vacation policy; provided, however, that if Buyer deems it necessary to disallow such employee from taking such accrued vacation, Buyer shall be liable for and pay in cash to each such Transferred Employee an amount equal to such vacation time in accordance with terms of the Vacation Policy; provided, further, that Buyer shall be liable for and pay in cash an amount equal to any remaining accrued vacation time to any Transferred Employee whose employment terminates for any reason prior to the close of business on the last calendar day of the year during which the Closing Date occurs.

    (e)  Service Credit. Buyer will provide. for the purposes of eligibility and vesting (but not for benefit accrual other than for accruals described in the list delivered by Seller pursuant to Section 3.8(b)) each Transferred Employee with credit for all service with Buyer and its Affiliates to the extent possible under each employee benefit plan, program, or arrangement of Buyer or its Affiliates in which such employee is eligible to participate; provided, however, that in no event shall any employee be entitled to any credit to the extent that it would result in a duplication of benefits with respect to the same period of service.

    (f)  COBRA Matters. For purposes of continuation coverage required by Section 4980B of the Code and Sections 601 through 608 of ERISA ("COBRA"), the Business Employees shall be considered to have undergone a termination of employment with Seller. It is the understanding and intention of Seller and Buyer that the health coverage to be afforded the Business Employees pursuant to Section 5.2(c) shall be coverage that, pursuant to ERISA, terminates any continuation coverage rights the Business Employees might otherwise have under COBRA as a result of termination of employment with Seller; provided, that for a period not to exceed 60 days following the Closing Date, to the extent Buyer has not included one or more Business Employees as participants in a health insurance plan provided by Buyer, Seller shall permit such Business Employees to elect to continue their health insurance benefits with Seller under COBRA at Buyer's expense with payment to Seller in arrears, in each case for the full applicable month.

    SECTION 5.3. Public Announcements. On and after the date hereof and through the Closing Date, Seller and Buyer shall consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or any Related Document or the transactions contemplated hereby or thereby, and none of the parties shall issue any press release or make any public statement prior to obtaining the other parties' written approval, which approval shall not be unreasonably withheld, except that no such approval shall be necessary to the extent disclosure may be required by law or applicable stock exchange rule or any listing agreement of any party hereto; provided, however, that the parties shall consult with each other in advance as to the context and timing of such disclosure. The parties shall also provide each other, in advance, with copies of any press release or public statement regarding this Agreement.

    SECTION 5.4. Removal of Transferred Assets. Buyer hereby agrees to remove Transferred Assets from each premises owned, leased, occupied or used by Seller in connection with the operation of the Aerospace Business ("Seller Properties") in accordance with the Transition Agreement.

    SECTION 5.5. Signage and Labels; License of "SDI Aerospace". (a) Seller hereby grants to Buyer for a period commencing on the Closing Date and ending on the third anniversary thereof, a non-transferable, exclusive license to use the name "SDI Aerospace" (but not the trade dress or logo) in accordance with the terms of the Transitional Trademark License Agreement.

    (b)  Except in connection with the license granted to Buyer under Section 5.5(a) and subject to the terms and conditions thereof, Buyer will (i) change or otherwise replace the stamps and dies bearing Seller's trade names (other than such names constituting Business Intellectual Property Rights) and (ii) remove Seller's names (other than names constituting Business Intellectual Property Rights) from all Transferred Assets and other items related to the Aerospace Business as soon as practicable after the Closing Date, but in any event, on or prior to the six month anniversary of the Closing Date. Buyer may not use publicly any business records without first removing or obliterating all portrayals or references to any of Seller's trade names, trademarks or service marks or other intangible property (other than with respect to the Business Intellectual Property Rights or as provided in Section 5.5(a)) contained in such records, unless Seller consents prior to such usage.

    SECTION 5.6. Noncompetition.

    (a)  Seller hereby covenants with Buyer that from the Closing Date until the date that is three (3) years following the Closing Date, except as otherwise permitted herein or in connection with their obligations under any Related Document, (i) Seller shall not, directly or indirectly, for its own account, or as a partner, member, advisor or agent of any partnership or joint venture, or as a trustee, shareholder, advisor or agent of any corporation, trust, or other business organization or entity, own, manage, join, participate in, encourage, support, finance, be engaged in, have an interest in, give financial assistance or advice to, or be concerned in any way in the ownership, management, operation or control of any Person that manufactures or sells products of type now or hereafter made and sold by Seller in the Aerospace Business in any country in the world where Buyer conducts such business and (ii) neither Seller or any of its Affiliates shall, directly or indirectly, for its own account, or as a partner, member, advisor or agent of any partnership or joint venture, or as a trustee, shareholder, advisor or agent of any corporation, trust, or other business organization or entity, acquire, by merger or otherwise, substantially all the assets or more than five percent (5%) of the capital stock or other equity interests, of (A) Hi Shear Corporation, (B) Quantic Industries, (C) Conax Florida Corporation, (D) Procyon Technologies or (E) Ensign-Bickford Corporation or any subsidiary or joint venture of any of the foregoing (the "Buyer Competing Companies"), except that Seller may, without violating this Section 5.6(a), (i) acquire and own, as a passive investment, not more than five percent (5%) of the outstanding securities of any Person that is an Affiliate of any Buyer Competing Company or (ii) acquire any Affiliate of any Buyer Competing Company, so long as Seller divests any Buyer Competing Company (or substantially all the assets thereof), to the extent acquired therewith, within eighteen (18) months after such acquisition.

    (b)  Buyer hereby covenants with Seller that from the Closing Date until the date that is three (3) years following the Closing Date, neither Buyer nor any of its Affiliates shall (except as otherwise specifically permitted herein), directly or indirectly, for their own account, or as a partner, member, advisor or agent of any partnership or joint venture, or as a trustee, officer, director, shareholder, advisor or agent of any corporation, trust, or other business organization or entity, own, manage, join, participate in, encourage, support, finance, be engaged in, have an interest in, give financial assistance or advice to, or be concerned in any way in the ownership, management, operation or control of any Person that manufactures or sells pyrotechnic automotive safety products of the type of products now or hereafter made and sold by Seller (the "Automotive Safety Business") in any country in the world where Seller conducts such business; provided, however, that, notwithstanding the foregoing, neither Buyer nor any of its Affiliates shall, directly or indirectly, for its own account, or as a partner, member, advisor or agent of any partnership or joint venture, or as a trustee, shareholder, advisor or agent of any corporation, trust, or other business organization or entity, acquire, by merger or otherwise, substantially all the assets or more than five percent (5%) of the capital stock or other equity interests, of (A) Autoliv AB, (B) Nippon Kayaku Co. Ltd., (C) Takata Corp., (D) Davey Bickford, Smith et Cie, (E) EMS-Chemie Holding AG, (F) Dynamit Nobel AG, (G) Daicel Chemical Industries, (H) Hirtenberger AG, (I) Nippon Koki Co., (J) Tokai Rika Co. Ltd., (K) Anhaltenisch Chemiche Fabriker or (L) Nico Pyrotechnik or any subsidiary or joint venture of any of the foregoing (the "Seller Competing Companies"), except that Buyer may, without violating this Section 5.6(b), (i) acquire and own, as a passive investment, not more than five percent (5%) of the outstanding securities of any Person that is an Affiliate of any Seller Competing Company or (ii) acquire any Affiliate of any Seller Competing Company, so long as Seller divests any Seller Competing Company (or substantially all the assets thereof), to the extent acquired therewith, within eighteen (18) months after such acquisition

    (c)  The parties hereto agree that the durations and areas for which the covenants not to compete set forth in this Section 5.6 are to be effective are reasonable. In the event that any court determines that any time period or area, is unreasonable and that such covenant is to that extent unenforceable, the parties hereto agree that the covenant shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The parties intend that each of the covenants set forth in Sections 5.6(a) and (b) shall be deemed to be a series of separate covenants one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside of the United States of America where such covenant is intended to be effective. The parties hereto agree that damages are an inadequate remedy for any breach of the covenants set forth in this Section 5.6 and that Seller or Buyer, as the case may be, shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary or permanent injunctions without bond or other security upon any actual breach of the covenant contained in this Section 5.6 benefiting such party.

    SECTION 5.7. No Solicitation.

    (a)  Buyer will, for a period of two (2) years following the Closing Date, except as expressly permitted or required by Section 5.2 of this Agreement, refrain from, either alone or in conjunction with any other Person, directly or indirectly, through its present or future Affiliates, (i) calling upon or soliciting any Person who, as of the date hereof, is a customer of Seller's Automotive Safety Business for the purpose of soliciting or selling products or services in competition with Seller's Automotive Safety Business, and (ii) calling upon or soliciting to hire away or hiring away any Person (other than any Transferred Employee) who is, prior to the Closing, an employee of Seller for the purpose or with the intent of enticing such employee away from Buyer, provided, however, that the foregoing restrictions shall not prohibit Buyer from advertising open positions in newspapers, trade journals, on the internet and in media of general circulation. Notwithstanding anything herein to the contrary, upon expiration of the Transition Period (as defined in the Transition Agreement), Buyer may offer employment to the persons named on Schedule B.

    (b)  Seller will, for a period of two (2) years following the Closing Date, except as expressly permitted or required by Section 5.2 of this Agreement, refrain from, either alone or in conjunction with any other Person, directly or indirectly, through its present or future Affiliates, (i) calling upon or soliciting any Person who, as of the date hereof, is a customer of the Aerospace Business for the purpose of soliciting or selling products or services in competition with the Aerospace Business and (ii) calling upon or soliciting to hire away or hiring away any Person who is, prior to the Closing, an Business Employee for the purpose or with the intent of enticing such employee away from the Aerospace Business, provided, however,that the foregoing restrictions shall not prohibit Seller from advertising open positions in newspapers, trade journals, on the internet and in media of general circulation.

    SECTION 5.8. Customer Inquiries. For a period of one (1) year following the Closing:

    (a)  Seller shall use reasonable efforts to notify Buyer of all customer inquiries, requests and orders, whether received telephonically, electronically or through the mail, relating to the Aerospace Business and refer such customers inquiries directly to Buyer.

    (b)  Seller shall maintain a hypertext link on the Seller Web Site that links customers directly to the Aerospace Business Web Site. The size, design, and location of the hypertext link shall be mutually agreed upon by Seller and Buyer. For purposes of this Section 5.8, "Aerospace Business Web Site" shall mean the site operated by Buyer on the World Wide Web portion of the Internet at "www.psemc.com" or such other address as Buyer may designate upon notice to Seller. For purposes of this Section 5.8, "Seller Web Site" shall mean the site operated by Seller on the World Wide Web portion of the Internet at "www.specialdevices.com" or such subsequent address as Seller may use as its primary web site on the World Wide Web.

    SECTION 5.9. Access to Information. Following the Closing and for a period ending on such date on which a Governmental Entity or Government Authority may no longer request information, make inquiry or assert any breach or violation, under any law, rule, regulation, ruling, order, decree interpretation or inquiry, Seller will provide Buyer and its authorized representatives with reasonable access during normal business hours to (i) the non-Aerospace Business facilities of Seller, (ii) all books and records that relate to both the Aerospace Business and the non-Aerospace Business of Seller (the "Joint Books and Records"), (iii) Seller's officers, employees, agents and representatives, and (iv) Seller's other books and records, in each case to the extent reasonably requested to accommodate the activities contemplated hereby and under the Related Documents, or to comply with any law, rule, regulation, ruling, order, decree, interpretation or inquiry, provided, that Buyer agrees that such access will give due regard to minimizing interference with the operations, activities and employees of Seller, and provided that such access and disclosure would not violate the terms of any agreement by which Seller is bound or any applicable law, rule, regulation, ruling, order or decree. In the event Seller shall determine to transfer or destroy any Joint Books and Records, Seller shall first notify Buyer, and Buyer shall have the right to first copy all such Joint Books and Records for Buyer's own use, subject to the provisions of Section 5.14.

    SECTION 5.10. Competition Agreements Binding Employees of Seller or any of its Affiliates or Divisions. Seller agrees not to enforce the provisions of any restrictive covenants, or non-competition agreements binding on any Transferred Employees so long as such Transferred Employees are employed by Buyer.

    SECTION 5.11. Additional Agreements; Reasonable Efforts. If at any time after the Closing Date any further action is necessary to carry out the purposes of this Agreement, subject to Section 2.5 of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action. Without in any way limiting the foregoing, on and following the Closing Date, the parties shall use their respective commercially reasonable efforts to obtain all consents, assignments, waivers, approvals, authorizations or orders necessary to sell, transfer and assign the Transferred Assets, and operate the Aerospace Business after Closing, including, without limitation, those from Governmental Entities or Government Authorities, or relating to Assumed Contracts and Business Intellectual Property Rights. Subject to the terms and conditions of this Agreement, in taking such actions or making any such filings, the parties hereto shall furnish information required in connection therewith and timely seek to obtain any such consents, assignments, waivers, approvals, authorizations or orders.

    SECTION 5.12. Letter of Credit. At the Closing, Seller shall deliver to Buyer, and cause to remain outstanding until the second anniversary of the Closing Date (the "LC Termination Date"), an

irrevocable standby letter of credit (the "Letter of Credit") in a face amount of Two Million Dollars ($2,000,000) and in form and substance satisfactory to Buyer and Seller and provided by a financial institution reasonably acceptable to Buyer, which may be drawn upon only by the Buyer Indemnified Parties in the event that such Buyer Indemnified Parties are entitled to indemnification for Damages pursuant to the provisions of Article 8, in accordance with the terms of such Letter of Credit, provided that (i) on the LC Termination Date, if one or more claims for Damages for which Seller has indemnification obligations pursuant to Article 8 is then pending ("Pending Claims"), the Letter of Credit shall remain outstanding, but the face amount of the Letter of Credit shall be reduced to the aggregate amount of such Pending Claims and (ii) on the nine (9) month anniversary of the Closing Date, the face amount of the Letter of Credit shall be reduced to an amount equal to (A) One Million Dollars ($1,000,000) plus the aggregate amount of Pending Claims on such date. Seller and Buyer shall share equally the fees and other expenses incurred by Seller in connection with the provision and maintenance of such Letter of Credit.

    SECTION 5.13. Hydra 70 Supplies. In connection with Seller's bid with respect to General Dynamic's "Hydra 70" program (the "Hydra 70 Bid"), Seller and Buyer hereby agree as follows:

    (a)  To the extent a Contract (the "Hydra 70 Contract") is awarded to Buyer in connection with the Hydra 70 Bid, Seller shall supply Buyer with the initiators described or covered in the Hydra 70 Bid (the "Hydra 70 Initiators") pursuant to one or more purchase orders, in form and substance customarily used by Buyer and reasonably satisfactory to Seller.

    (b)  Notwithstanding the foregoing, the price per initiator to be paid by Buyer to Seller for of the Hydra 70 Initiators shall be consistent with initiator cost used by Seller in preparation of the Hydra 70 Bid.

    (c)  In the event that Seller intends to discontinue production of the Hydra 70 Initiators, Seller shall provide Buyer with six (6) months prior written notice of Seller's intention to discontinue such production and shall permit Buyer to order (within 45 days following receipt of such notice) such a quantity of Hydra 70 Initiators as is reasonably required for Buyer to fulfill its obligations under the Hydra 70 Contract.

    SECTION 5.14. Confidentiality.

    (a)  Confidentiality Obligation. Each party agrees to keep confidential and neither disclose to others nor use (except as contemplated by this Agreement and the Related Documents) any Confidential Information or any Employee Benefits Information received from the other party pursuant to this Agreement.

    (b)  Definitions. For purposes of this Agreement, "Confidential Information" shall mean any and all information disclosed to the receiving party by a disclosing party pursuant to this Agreement, in any form such as, but not limited to, visual, oral, written, graphic, electronic or model form, including but not limited to Intellectual Property Rights, Business Intellectual Property Rights, customer and supplier lists and information, pricing information, business plans, marketing information and other business and financial information owned or controlled by such disclosing party. "Employee Benefits Information" shall mean information relating to the administration of the disclosing party's employee benefit programs, including but not limited to, information and/or data submitted for reimbursement of, or in support of, any benefits claim (including but not limited to health, counseling medical, dental or disability claims).

    (c)  Limits On Disclosure. The receiving party shall treat all Confidential Information in the same manner and with the same degree of care as it uses with respect to its own Confidential Information of like nature and shall disclose Confidential Information of the other party only to (i) its employees who have a need to know it and (ii) third parties for the purpose of licensing or subcontracting to the extent permitted under any Related Document, provided that such employees or third parties, as the case may be, are bound to respect all non-disclosure and secrecy obligations and limitations on use provided for in this Agreement. The receiving party shall treat all Employee Benefits Information with highest standard of care reasonable for such information, and shall disclose Employee Benefit Information of the other party only to its employees who have a strict need to know it, provided that such employees are bound to respect all non-disclosure and secrecy obligations and limitations on use provided for in this Agreement. Notwithstanding anything herein to the contrary, Buyer shall have no obligations hereunder with respect to any Transferred Asset or Assumed Liability on and after the Closing Date.

    (d)  Exceptions. The obligation set forth in Section 5.14(a) above shall not apply with respect to any Confidential Information which:

      (i)  Public Knowledge: Is generally available to the public or subsequently becomes generally available to the public through no breach by the receiving party of secrecy obligations under this Agreement or prior agreements between the parties concerning the Confidential Information; or

      (ii) Prior Possession: The receiving party can establish by competent evidence was in possession of such receiving party at the time of disclosure and was not acquired in confidence directly or indirectly, from the disclosing party; or

      (iii) Received From Third Party: Is received from a third party who is legally free to disclose such Confidential Information and who did not receive such Confidential Information in confidence from the disclosing party; or

      (iv) Approved For Disclosure: Is approved in writing for release by the disclosing party; or

      (v) Success In Interest: Is disclosed to any permitted assignee of this Agreement, provided that such assignee agrees to be bound by the provisions of this Agreement, including this Section 5.14; or

      (vi) Independently Developed: Is independently developed by the receiving party without reference to the Confidential Information received from the disclosing party.

    (e)  Subpoena Or Demand. The provisions of Section 5.14(a) notwithstanding, a party may disclose Confidential Information and/or Employee Benefits Information pursuant to a subpoena or demand for production of documents in connection with any suit or arbitration proceeding, any administrative procedure or before a governmental or administrative agency or instrumentality thereof or any legislative hearing or other similar proceeding, provided that the receiving party shall promptly notify the disclosing party of the subpoena or demand and provided, further, that in such instances, the parties use their commercially reasonable efforts to maintain the confidential nature of the Confidential Information by protective order or other means.

    (f)  Government Audit. The provisions of Section 5.14(a) notwithstanding, a party may disclose Confidential Information (other than information which is not required by U.S. Government regulations to be made available to U.S. Government auditors (e.g., internal audit reports)) to U.S. Government auditors upon request during the performance of a governmental audit or review of any U.S. Government contract of such other party in the normal course of the audit function and according to standard practices, provided prompt notice of the disclosure of such information shall be given to the party from which the information was obtained and the party uses commercially reasonable efforts to maintain the confidential nature of the Confidential Information by protective order or other means.

    SECTION 5.15. Warranty Obligations.

    Buyer covenants with Seller to use commercially reasonable efforts to provide to Seller the products and services necessary to fulfill Seller's warranty obligations with respect to products manufactured and sold by the Aerospace Business under Contracts not constituting Assumed Contracts in an efficient and workmanlike manner from and after the Closing Date. Seller shall reimburse Buyer for its direct labor and material costs and factory overhead expenses directly related to fulfilling such warranty obligations plus ten percent (10%) of such aggregate amount. Reimbursement payments by Seller shall be made on a quarterly basis against a reasonably detailed Buyer invoice within 30 days after such invoice is received by Seller. To the extent that Seller has defaulted under any payment obligation under this Section 5.15, Buyer shall have no obligation to perform the services required under this Section 5.15 until such payment has been cured.

ARTICLE 6

CONDITIONS TO CLOSING

    SECTION 6.1. Conditions to Each Party's Obligations to Closing. The respective obligations of each party hereto to effect the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing Date of the following conditions:

    (a)  no statute, rule, regulation, executive, order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restrains, enjoins or restricts the consummation of the transactions contemplated hereby; and

    (b)  any waiting period applicable to the transactions contemplated hereby under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have terminated or expired and any other governmental or regulatory notices or approvals required to have been given or obtained prior to the Closing Date with respect to the transactions contemplated hereby shall have been either filed or received.

    SECTION 6.2. Conditions to the Obligations of Seller. The obligation of Seller to effect the transactions contemplated hereby is subject to the satisfaction at or prior to the Closing Date of the following conditions:

    (a)  the representations of Buyer contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct (except to the extent that any breaches thereof, whether individually or in the aggregate, would not have a Buyer Material Adverse Effect) at and as of the Closing Date with the same effect as if made at and as of the Closing Date (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date) and, at the Closing, Buyer shall have delivered to Seller a certificate to that effect;

    (b)  each of the covenants and obligations of Buyer to be performed at or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Closing Date and, at the Closing, Buyer shall have delivered to Seller a certificate to that effect;

    (c)  all consents, approvals and actions of, filings with and notices to any Governmental Entity necessary to permit Buyer to perform its obligations under this Agreement and to consummate the transactions contemplated hereby, shall have been duly obtained, made or given, shall be in full force and effect and shall be in form and substance satisfactory to Seller and not subject to any material condition or contingency and all terminations or expirations of waiting periods imposed by any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement, shall have been obtained or occurred;

    (d)  Buyer shall have executed and delivered the Transitional Trademark License Agreement substantially in the form attached as Exhibit E.

    (e)  Seller shall have received the opinion of Wilmer, Cutler & Pickering, counsel to Buyer, in the form and substance reasonably satisfactory to Seller;

    (f)  Buyer shall have executed and delivered the Transition Agreement substantially in the form attached hereto as Exhibit B;

    (g)  Buyer shall have executed and delivered the License Agreement substantially in the form attached as Exhibit A.

    (h)  Buyer shall have delivered such certified documents of organization, certified resolutions and certificates of good standing as Seller shall reasonably request.

    (i)  Buyer shall have executed and delivered the conveyance documents described in Section 2.6(c).

    SECTION 6.3. Conditions to the Obligations of Buyer. The obligation of Buyer to effect the transactions contemplated hereby is subject to the satisfaction at or prior to the Closing Date of the following conditions:

    (a)  the representations of Seller contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct (except to the extent that any breaches thereof, whether individually or in the aggregate, would not have a Seller Material Adverse Effect) at and as of the Closing Date with the same effect as if made at and as of the Closing Date (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date) and, at the Closing, Seller shall have delivered to Buyer a certificate to that effect;

    (b)  each of the covenants and obligations of Seller to be performed at or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Closing Date and, at the Closing, Seller shall have delivered to Buyer a certificate to that effect;

    (c)  Seller shall have obtained the consent or approval of each Person whose consent or approval shall be required in order to permit the succession by Buyer to the Assumed Contracts listed in Schedule 6.3 and the Business Intellectual Property Rights;

    (d)  Seller shall have delivered to Buyer (i) a copy of the text of the director and shareholder resolutions by which the corporate action on the part of Seller necessary to approve this Agreement were taken, certified by Seller's Secretary, (ii) an incumbency certificate signed by an officer of Seller certifying the signature and office of each officer executing this Agreement or any other agreement, certificate or other instrument executed pursuant hereto, (iii) a copy of the Certificate of Incorporation (or other similar documents) of Seller, as amended to date, certified by the Secretary of State of the Delaware or other appropriate governmental agency, and (iv) good standing certificates for Seller, issued as of a recent date, by the Secretary of State of Delaware or other appropriate governmental agency of each jurisdiction in which Seller is required to be qualified to do business;

    (e)  Seller shall have delivered to Buyer evidence reasonably satisfactory to Buyer demonstrating that all Liens (other than Permitted Liens) on the Transferred Assets will be terminated and released upon consummation of the transactions contemplated hereby;

    (f)  Seller shall have executed and delivered the Transitional Trademark License Agreement substantially in the form attached as Exhibit E.

  (g)
  Buyer shall have received the opinion of Gibson, Dunn & Crutcher LLP, counsel to Seller, in the form and substance reasonably satisfactory to Buyer;

  (h)
  Seller shall have executed and delivered the Transition Agreement substantially in the form attached hereto as Exhibit B;

  (i)
  Seller shall have executed and delivered the License Agreement substantially in the form attached as Exhibit A.

  (j)
  Seller shall have delivered such certified documents of incorporation, certified resolutions and certificates of good standing as Buyer shall reasonably request.

  (k)
  Seller shall have executed and delivered the conveyance documents described in Section 2.6(d).

  (l)
  There shall not have been, since the date hereof, any change in or effect on the Aerospace Business, its financial condition, operating results or customer relations that results in a Seller Material Adverse Effect.

  (m)
  Buyer shall have obtained all permits, franchises, licenses, security clearances, authorizations and other approvals from Governmental Entities necessary or required to operate the Aerospace Business and/or perform under the Assumed Contracts in substantially the manner contemplated under the Transition Agreement.

    (n)  Seller shall have delivered to Buyer evidence reasonably satisfactory to Buyer that the consummation of the transactions contemplated hereby will not result in the default by Seller under either (i) that certain Credit Agreement among Seller, Various Banks and Bankers Trust Company, as Lead Arranger and Administrative Agent, dated as of December 15, 1998, as amended (the "Credit Agreement") or (ii) that certain Indenture, dated as of December 15, 1998, by and among Seller (as successor to SDI Acquisition Corp.), as issuer, the guarantors named therein, and United States Trust Company of New York, as trustee, as amended and supplemented.

    (o)  Seller shall have delivered to Buyer UCC-3 Termination Statements terminating all liens and security interests in the Transferred Assets (other than Permitted Liens), including, but not limited to, the security interests granted by Seller to Bankers Trust Company to secure Seller's obligations under the Credit Agreement.

    (p)  Seller shall have delivered, or caused to be delivered, to Buyer the Letter of Credit.

    (r)  No consent decree, order or settlement of any debarment or suspension action of any Governmental Entity shall be entered into by Seller, and no pending debarment or suspension action of any Governmental Entity shall have been issued, in each case, that could reasonably be expect to have a material adverse effect on the ability of Buyer to operate the Aerospace Business or enter into Government Contracts or submit any Government Bid.

ARTICLE 7

AMENDMENT; WAIVER

    SECTION 7.1. Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

    (a)  by mutual written consent of Buyer and Seller;

    (b)  by Buyer or Seller if (i) any statute, rule, regulation or order or decree of any court of competent jurisdiction in the United States or other United States Governmental Entity, shall have issued a preliminary or final order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated in this Agreement or any Related Document, or that presents a substantial risk that Seller, on the one hand, or Buyer, on the other hand, shall be obligated for material damages or other relief in connection therewith, or (ii) the transactions contemplated hereby have not been consummated by June 30, 2001 (or as otherwise extended pursuant to Section 7.4); provided that no party may terminate this Agreement pursuant to this clause (ii) if such party's failure to fulfill any of its obligations under this Agreement shall have been the reason that the Closing Date shall not have occurred on or before said date;

    (c)  by Seller if (i) any of the conditions set forth in Section 6.2 has not been satisfied by June 30, 2001 (or as otherwise extended pursuant to Section 7.4), provided that Seller has not breached any of its obligations hereunder or (ii) there shall have been a breach by Buyer of any of covenants or agreements hereunder having a Buyer Material Adverse Effect or materially adversely affecting (or materially delaying) the consummation of the transactions contemplated hereby, and Buyer has not cured such breach within twenty (20) Business Days after notice by Seller thereof, provided that Seller has not breached any of its obligations hereunder; or

    (d)  by Buyer if (i) any of the conditions set forth in Section 6.3 has not been satisfied by June 30, 2001 (or as otherwise extended pursuant to Section 7.4), provided that Buyer has not breached any of its obligations hereunder or (ii) there shall have been a breach by Seller of its covenants or agreements hereunder having a Seller Material Adverse Effect or materially adversely affecting (or materially delaying) the consummation of the transactions contemplated hereby, and Seller has not cured such breach within twenty (20) Business Days after notice by Buyer thereof, providedthat Buyer has not breached any of its obligations hereunder.

    (e)  by Buyer at any time prior to 5:00 P.M. (Los Angeles time) on March 28, 2001, if Buyer has not received the Contracts and other materials listed on Appendix A hereto or, in its review of such materials, Buyer has identified any provision thereof, or circumstance with respect thereto, that could reasonably be expected to have a Buyer Material Adverse Effect and Seller has not cured the relevant matters on terms reasonably satisfactory to Buyer.

    (f)  by Buyer at any time prior to 5:00 P.M. (Los Angeles time) on March 30, 2001, if the results of Buyer's calls and visits with Seller's customers are not reasonably satisfactory to Buyer.

    SECTION 7.2. Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and have no effect without any liability on the part of any party hereto or its Affiliates, directors, officers or stockholders or any representative or agent of any of the foregoing, except as expressly provided in this Section 7.2. Nothing contained in this Section 7.2 shall relieve any party from liability for any breach of this Agreement. In the event this Agreement is terminated by Seller pursuant to Section 7.1(c), Parent hereby agrees to be fully responsible for all damages and expenses incurred by Seller as a result of Buyer's failure to satisfy any condition to the performance of the obligations of Seller and/or Buyer's failure to perform a covenant contained in this Agreement. Notwithstanding anything to the contrary in this Agreement, the provisions of Section 5.14 shall continue to apply following the termination of this Agreement.

    SECTION 7.3. Amendment. This Agreement (including the Seller Disclosure Schedule) may be amended only by an instrument in writing signed on behalf of the parties hereto, except that, unless otherwise expressly agreed to by the parties, no amendments, modifications or changes to Seller Disclosure Agreement after the date of this Agreement shall have the effect of modifying, amending, changing or waiving any representations or warranties of Seller or otherwise modifying, amending, changing or waiving Seller's obligations under this Agreement or any Related Document.

    SECTION 7.4. Extension; Waiver. At any time prior to the Closing Date, each party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document certificate or writing delivered pursuant hereto or (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument, in writing, signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE 8

INDEMNIFICATION; OTHER COVENANTS

    SECTION 8.1. Survival of Representations. The representations and warranties of respective parties contained (a) in Sections 3.1, 3.2, 3.5 and 3.14(a), with respect to Seller, and Sections 4.1, 4.2 and 4.3 with respect to Buyer, shall survive the Closing Date indefinitely and (b) in Section 3.9 shall survive the Closing Date until the expiration of the latest applicable statute of limitations. All other representations and warranties of the parties contained herein shall survive the Closing Date until the second anniversary of the Closing Date (the "General Survival Period"), provided that the obligations of Seller and Buyer with respect to Excluded Liabilities and Assumed Liabilities, respectively, shall survive indefinitely. Any claims under this Agreement with respect to a breach of a representation and warranty must be asserted by a Claim Notice (as defined below) within the applicable survival period contemplated by this Section 8.1, and if such a notice is given, the survival period for such representation and warranty shall continue until the claim is fully resolved. The right to indemnification or other remedy based on the representations, warranties, covenants and agreements herein will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or agreement. All representations and warranties of each party set forth in this Agreement shall be deemed to have been made again by such party at and as of the Closing Date. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of, or compliance with, any covenant or agreement, will not affect the right to indemnification or other remedy based on such representations, warranties, covenants and agreements.

    SECTION 8.2. Indemnification.

    (a)  On and after the Closing Date, subject to the limitations described below, Seller shall indemnify Buyer and its Affiliates and each of their respective officers, directors, employees, shareholders, partners and agents ("Buyer Indemnified Parties"), against, and hold each of the Buyer Indemnified Parties harmless from, any damage, claim, loss, cost, liability or expense, including reasonable attorney's fees (collectively "Damages") incurred by such Buyer Indemnified Parties, together with interest on cash disbursements in respect thereof at an annual rate of interest of 8%, based on actual days elapsed from the later of the date a valid claim is made hereunder and the date of such disbursement until the date the Buyer Indemnified Parties are indemnified therefor, that are incident to, arise out of, in connection with, or related to, whether directly or indirectly:

      (i)  any misrepresentation or breach of any representation or warranty of Seller contained in this Agreement, including the Seller Disclosure Schedule;

      (ii) any breach or non-performance by Seller of any of its covenants or agreements contained in this Agreement;

      (iii) any Excluded Liabilities;

      (iv) any lawsuit or claim by any shareholder or security holder of Seller relating to or in any way arising out of the transactions contemplated by this Agreement;

      (v) any misrepresentation or breach of any misrepresentation or warranty of Seller or breach or non-performance of Seller of any of its covenants or agreements contained in any Related Document; and

      (vi) any and all Damages incident to any of the foregoing or to the enforcement of this Section 8.2(a).

    (b)  Buyer shall Seller and its Affiliates, and each of their respective officers, directors, employees, shareholders, partners and agents ("Seller Indemnified Parties"), against, and hold each of the Seller Indemnified Parties harmless from, any Damages incurred by such Seller Indemnified Party, together with interest on cash disbursements in respect thereof at an annual rate of interest of 8%, based on actual days elapsed from the later of the date a valid claim is made hereunder and the date of such disbursement until the date the Seller Indemnified Parties are indemnified therefor, that are incident to, arise out of, in connection with, or related to, whether directly or indirectly:

      (i)  any misrepresentation or breach of any representation or warranty of Buyer contained in this Agreement or in any Related Document, including Schedule 4.3;

      (ii) any breach or non-performance by the Buyer of its covenants or agreements contained in this Agreement or any Related Document;

      (iii) any Assumed Liability;

      (iv) any misrepresentation or breach of any misrepresentation or warranty of Buyer or breach or non-performance of Buyer of any of its covenants or agreements contained in any Related Document; and

      (v) any and all Damages incident to any of the foregoing or to the enforcement of this Section 8.2(b).

    SECTION 8.3. Limitation on Indemnity.

    (a)  Notwithstanding the foregoing, (i) Seller shall have no obligation to indemnify the Buyer Indemnified Parties under Section 8.2(a) unless and until the aggregate of all Damages suffered by such Buyer Indemnified Parties exceeds $200,000 (the "Deductible"), whereupon, provided the other requirements of this Article 8 have been complied with, Seller shall be liable to indemnify the Buyer Indemnified Parties for all amounts of Damages in excess of the Deductible, and (ii) the aggregate amount of Damages recoverable pursuant to this Article 8 by the Buyer Indemnified Parties from Seller shall be limited to twenty percent (20%) of the Total Purchase Price (the "Maximum Indemnification"); provided that no such limitations shall be applicable, and neither the Deductible nor the Maximum Indemnification shall apply, with respect to any Damages relating to or arising out of (A) any misrepresentation, breach or inaccuracy of representations or warranties made by the Seller in Sections 3.1, 3.2 and 3.9 of this Agreement or (B) any Excluded Liability. Notwithstanding anything to the contrary in this Agreement or any Related Document, the Deductible shall not apply to any Damages arising out of, or related to, any matter covered by Section 8.2(a)(v) of this Agreement; provided, further, however, that the Maximum Indemnification shall not apply to Seller's product liability obligations arising under Section 7 of the Transition Agreement.

    (b)  Notwithstanding the foregoing, (i) Buyer shall have no obligation to indemnify the Seller Indemnified Parties under Section 8.2(b) unless and until the aggregate of all Damages suffered by such Seller Indemnified Parties exceeds the Deductible, whereupon, provided the other requirements of this Article 8 have been complied with, Buyer shall be liable to indemnify the Seller Indemnified Parties for all amounts of Damages in excess of the Deductible, and (ii) the aggregate amount of Damages recoverable pursuant to this Article 8 by the Seller Indemnified Parties from Seller shall be limited to the Maximum Indemnification; provided that no such limitations shall be applicable, and neither the Deductible nor the Maximum Indemnification shall apply, with respect to any Damages relating to or arising out of (A) any misrepresentation, breach or inaccuracy of representations or warranties made by the Seller in Sections 4.1 and 4.2 of this Agreement or (B) any Assumed Liability. Notwithstanding anything to the contrary in this Agreement or any Related Document, the Deductible shall not apply to any Damages arising out of, or related to, any matter covered by Section 8.2(b)(iv) of this Agreement.

    SECTION 8.4. Mitigation; Exclusivity of Remedy.

    (a)  Prior to the assertion of any claims for indemnification under this Article 8, the Indemnified Party shall utilize all reasonable efforts, consistent with normal practices and policies and good commercial practice, to mitigate such Damages. Recovery pursuant to this Article 8 shall in no event include any special, indirect, incidental, punitive or consequential damages whatsoever (other than indemnification for amounts paid or payable to third parties in respect of third party claims relating to any (i) Assumed Liability, (ii) Excluded Liabilities or (iii) product liability obligation arising under Section 7 of the Transition Agreement, in each case, for which indemnification is required hereunder).

    (b)  The remedies in this Article 8 shall be the exclusive remedies of the parties with respect to any and all matters covered by this Agreement, except for the remedies of specific performance, injunction and other equitable relief; provided, however, that no party hereto shall be deemed to have waived any rights, claims, causes of action or remedies if and to the extent such rights, claims, causes of action or remedies may not be waived under applicable law or actual fraud, intentional misrepresentation or active concealment is proven on the part of a party by another party hereto.

    SECTION 8.5. Party Claims.

    (a)  Any Buyer Indemnified Party or Seller Indemnified Party (each an "Indemnified Party") seeking indemnification hereunder shall, within the relevant limitation period provided for in Section 8.1 above, shall give to the party obligated to provide indemnification to such Indemnified Party (the "Indemnitor") a notice (a "Claim Notice") describing in reasonable detail the facts giving rise to any claims for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any Related Document (other than the Transition Agreement) upon which such claim is based; provided, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given in accordance with Section 8.6 hereof; and provided further, that failure to give such Claim Notice shall not relieve the Indemnitor of its obligations under this Article 8 except to the extent it shall have been prejudiced by such failure.

    (b)  Indemnitor shall have thirty (30) days after the giving of any Claim Notice pursuant hereto to (i) agree to the amount or method of determination set forth in the Claim Notice and to pay such amount to such Indemnified Party in immediately available funds or (ii) to provide such Indemnified Party with notice that it disagrees with the amount or method of determination set forth in the Claim Notice (the "Dispute Notice") in accordance with Section 8.5(b)(1) below;

    (1)  Within fifteen (15) days, each party involved in the dispute shall meet at a mutually agreed location in New York, New York, for the purpose of bona fide negotiations to resolve the dispute themselves by written agreement. In the event that the parties fail to resolve the dispute within thirty (30) days of the written notice, the dispute shall be submitted to arbitration pursuant to Section 8.5(b)(2) and (3) below.

    (2)  If such parties fail to resolve the dispute pursuant to Section 8.5(b)(1) above, any disputes, claims or controversies (hereinafter, a "dispute" or "disputes") arising in connection with or relating to such Claim Notice shall be finally resolved by arbitration administered by the American Arbitration Association ("AAA") in accordance with its Commercial Arbitration Rules ("the Arbitration Rules"). The number of arbitrators shall be three, one of whom shall be appointed by each party and the third to be appointed by the first two arbitrators. Unless otherwise agreed to by the parties in writing, the place of the arbitration shall be New York, New York. The award shall be in writing. The prevailing party (as determined by the arbitrators) shall be entitled to recover its reasonable costs, including administrative fees and expenses, arbitrators' fees and expenses, and attorneys' fees and expenses, incurred in the dispute procedure and the arbitration proceeding. Judgment on any award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

    (3)  To the extent that it is fair and reasonable, the following time limits should apply to any arbitration pursuant to Section 8.5: the hearing shall commence within sixty (60) days of the appointment of the arbitrators; each party shall have no longer than five days to present evidence to support its claim or defense; the entire hearing shall be no more than ten days; the parties and arbitrators will use their best efforts to schedule the hearing days for consecutive business days; and the award shall be made no more than thirty (30) days following the closing of the hearing.

    SECTION 8.6. Third Person Claims. If a claim by a third Person is made against an Indemnified Party, and if such party intends to seek indemnity with respect thereto under this Article 8, such Indemnified Party shall promptly (and in any event within ten (10) Business Days of receiving such notice) notify the Indemnitor in writing of such claims, setting forth such claims in reasonable detail, except that failure to give such notice shall not relieve the Indemnitor of its obligations under this

Article 8 except to the extent it shall have been prejudiced by such failure. The Indemnitor shall promptly after receipt of such notice take action to undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith; provided that the Indemnified Party may participate in such settlement or defense through counsel chosen by such Indemnified Party and paid at its own expense; and provided further that, if in the opinion of counsel for such Indemnified Party, there is a reasonable likelihood of a conflict of interest between the Indemnitor and the Indemnified Party, the Indemnitor shall be responsible for reasonable fees and expenses of one separate counsel to such Indemnified Party in connection with such defense. So long as the Indemnitor is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim without the consent of the Indemnitor. If the Indemnitor does not notify the Indemnified Party within ten days after receipt of the Indemnified Party's Claim Notice that it elects to undertake the defense thereof, the Indemnified Party shall have the right to undertake, at Indemnitor's cost, risk and expense, the defense, compromise or settlement of the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The Indemnitor shall not, except with the consent of the Indemnified Party, (a) consent to the entry of any judgment with respect to the matter, (b) enter into any settlement that either imposes an injunction or other equitable relief upon the Indemnified Party, (c) does not include as an unconditional term thereof the giving by the Person or Persons asserting such claim to all Indemnified Parties (i.e., the Seller Indemnified Party or the Buyer Indemnified Party, as the case may be) of a complete and unconditional release from all liability with respect to such claim, (d) settle or close any Tax matters if the results of a Tax audit or proceeding could reasonably be expected to materially and adversely affect the Tax reporting position of Aerospace Business for any taxable period beginning on or after the Closing Date, (e) would result in the imposition of an order or decree that would restrict the future activity or conduct of, or have a materially adverse effect on, the Aerospace Business or its prospects or the Transferred Assets, (f) would result in any monetary liability or penalty that will not be paid or reimbursed by the Indemnitor, or (g) would result in the debarment of any Indemnified Party.

    SECTION 8.7. Calculation of Damages. The term "Damages" as used in this Article 8 is not limited to matters asserted by third parties, but includes Damages incurred or sustained by an Indemnified Party in the absence of third party claims. The amount of any Damages shall be calculated (i) net of any reserves, liability accruals or other provisions for such Damages on the Financial Statements, (ii) net of insurance proceeds paid or payable with respect thereto or any indemnification or contribution from any third Person, (iii) after the effect of any tax benefits or tax detriments realizable in connection therewith and (iv) after the effect of any amount received pursuant to the Letter of Credit. In computing the amount of any such tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Damage. The Indemnified Party expressly agrees to promptly notify the applicable insurance carrier of any such claim or loss and tender defense thereof to such carrier, and shall also promptly notify any potential third party indemnitor or contributor which may be liable for any portion of such losses or claims; provided, however, that failure to give timely notice shall not affect the Indemnitor's obligation to indemnify the Indemnified Party hereunder. The Indemnified Party agrees to pursue, at the cost and expense of the Indemnitor(s), such claims diligently and to reasonably cooperate, at the cost and expense of the Indemnitor(s), with each applicable insurance carrier and third party indemnitor or contributor. The Indemnified Party shall use its commercially reasonable efforts to seek recoveries under insurance policies and shall reimburse the Indemnitor(s) for any Damages indemnified by them, which is subsequently recovered by the Indemnified Party under any such insurance, net of any reasonable costs and expenses of collection. With respect to any Damages that become due from Seller to the Buyer Indemnified Parties pursuant to the terms and provisions of this Article 8, the Buyer Indemnified Parties shall request drawings under the Letter of Credit prior to seeking any payment from Seller directly with respect to such Damages.

    SECTION 8.8. Multiple Breaches from Same Facts. For the avoidance of doubt, it is agreed that if there is a breach of more than one representation or warranty on account of the same facts or circumstances, such breach shall give rise to full single indemnification as provided by this Article 8, but shall not give rise to indemnification more than once on account thereof.

ARTICLE 9

TAX MATTERS

    SECTION 9.1. Taxes. Buyer and Seller shall pay equal amounts of all transfer, sales, use and other Taxes (other than Seller's income taxes) resulting from the transactions contemplated by this Agreement.

    SECTION 9.2. Cooperation. Buyer and Seller shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all returns, reports and forms relating to Taxes, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all Taxable periods relating to Taxes. Each of Buyer and Seller recognizes that Buyer and Seller may need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by Seller or Buyer, respectively, to the extent such records and information pertain to events occurring prior to the Closing Date; therefore, Seller and Buyer each agrees, (a) to properly retain and maintain such records until such time as Buyer and Seller agree in writing that such retention and maintenance is no longer necessary and (b) to allow the other party and its agents and representatives, at times and dates mutually acceptable to the parties, to inspect, review and make copies of such records as such party or its representatives reasonably may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at the expense of the requesting party.

    SECTION 9.3. Apportionment. All property or other similar Taxes levied with respect to the Aerospace Business or Transferred Assets for a taxable period that includes but does not end on the Closing Date shall be apportioned between Seller and Buyer based on the number of days of such taxable period ending up to and including the Closing Date and the number of days of such taxable period after the Closing Date. Seller shall pay the proportionate amount of such Taxes that is attributable to the portion of the taxable period ending on the Closing Date, and Buyer shall pay the proportionate amount of such Taxes that is attributable to the portion of the taxable period beginning after the Closing Date.

ARTICLE 10

MISCELLANEOUS

    SECTION 10.1. Entire Agreement; Assignment. This Agreement (including the Seller Disclosure Schedule) and the Related Documents (a) constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings both written and oral between the parties with respect to the subject matter hereof and thereof and (b) shall not be assigned by operation of law or otherwise; provided, however, that Buyer may assign any or all of its rights and obligations under this Agreement to any subsidiary of Buyer, but no such assignment shall relieve Buyer of its obligations hereunder if such assignee does not perform such obligations.

    SECTION 10.2. Validity. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and to such end the provisions of this Agreement are agreed to be severable.

    SECTION 10.3. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to each other party as follows:

if to Buyer:		PS/EMC West, LLC 1250 24th Street, N.W, Suite 800 Washington, D.C. 20037 Telecopier: (202) 828-0860 Attention: Paul Burgon
with a copy to:		Wilmer, Cutler & Pickering 2445 M Street, NW Washington, D.C. 20037 Telecopier: (202) 663-6363 Attention: Mark A. Dewire, Esq.
if to Parent:		Pacific Scientific Corporation 1250 24th Street, N.W, Suite 800 Washington, D.C. 20037 Telecopier: (202) 828-0860 Attention: Paul Burgon
with a copy to:		Wilmer, Cutler & Pickering 2445 M Street, NW Washington, D.C. 20037 Telecopier: (202) 663-6363 Attention: Mark Dewire
if to Seller to:		Special Devices, Incorporated 14370 White Sage Road Moorpark, California 93021 Telecopier: (805) 553-1208 Attention: Thomas W. Cresante
with copies to:		J.F. Lehman & Company 450 Park Avenue, Sixth Floor New York, NY 10022 Telecopier: (212) 634-1155 Attention: Donald Glickman
and
Gibson Dunn & Crutcher LLP 333 South Grand Avenue Los Angeles CA 90071 Telecopier: (213) 229-6537 Attention: Kenneth M. Doran, Esq.

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Any notice, request, instruction or other document to be given hereunder shall be deemed given upon delivery, if delivered in person, upon machine confirmation if delivered by electronic facsimile transmission, upon the second business day if delivered by overnight courier and on the fifth business day after mailing if mailed by registered or certified mail.

    SECTION 10.4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the principles of conflicts of law thereof (other than Section 5-1401 of the General Obligations Law of the State of New York).

    SECTION 10.5. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

    SECTION 10.6. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and, except as provided in Sections 5.2 and 8.2, nothing in this Agreement express or implied is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

    SECTION 10.7. Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of Seller, Buyer or Parent or any officer, director, employee, agent, representative or investor of any party hereto.

    SECTION 10.8. Expenses. Each of the parties hereto will bear all legal, accounting, investment banking and other expenses incurred by it or on its behalf in connection with the transactions contemplated by this Agreement, whether or not such transactions are consummated.

    SECTION 10.9. Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder in accordance with the terms and conditions hereof, including its failure to take all actions as are necessary herein on its part to consummate the transactions contemplated hereby, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

    SECTION 10.10. Time of the Essence. Time is of the essence in performing covenants and agreements hereunder.

    SECTION 10.11. Bulk Transfer Laws. Buyer acknowledges and agrees that Seller will not comply with the applicable provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

    SECTION 10.12. WARN Act. Buyer represents and warrants to Seller that Buyer will continue to operate the Aerospace Business for the period immediately following the Closing Date and Buyer will be solely liable for any and all Liabilities arising under the WARN Act, if applicable, with respect to the consummation of the transactions contemplated by this Agreement. Buyer shall comply with all requirements of the WARN Act, if applicable, in connection with any discharge or lay off of employees of the Aerospace Business employed in the Aerospace Business effected after the Closing Date.

    SECTION 10.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

    SECTION 10.15 Mutual Drafting. This Agreement is the mutual product of the parties hereto, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the parties, and shall not be construed for or against any party hereto. The RECITALS to this Agreement is hereby incorporated into this Agreement by reference.

[signatures on following page]

    IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

SPECIAL DEVICES, INCORPORATED
By:	/s/ JOSEPH A. STROUD Name: Joseph A. Stroud Title: Executive Vice President & Assistant Secretary
PS/EMC WEST, LLC
By:	/s/ CHRIS MCMAHON Name: Chris McMahon Title: Vice President

Agreement to be bound solely by Section 7.2 above:

PACIFIC SCIENTIFIC CORPORATION

By:	/s/ CHRIS MCMAHON Name: Chris McMahon Title: Vice President

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  EXHIBIT 99.4
TABLE OF CONTENTS
TABLE OF CONTENTS TO SELLER DISCLOSURE SCHEDULE LIST OF SECTIONS
BUYER SCHEDULES
LIST OF EXHIBITS
ASSET PURCHASE AGREEMENT
RECITALS
AGREEMENT
ARTICLE 1
ARTICLE 2
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE 4
ARTICLE 5
ARTICLE 6
ARTICLE 7
ARTICLE 8
ARTICLE 9
ARTICLE 10